UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.    )

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TIVITY HEALTH, INC.
(Name of registrant as specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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701 Cool Springs Blvd
Franklin, Tennessee 37067

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Stockholders of Tivity Health, Inc.:
The 2017 Annual Meeting of Stockholders of Tivity Health, Inc., a Delaware corporation (the "Company"), will be held at the Company's Corporate Office, 701 Cool Springs Boulevard, Franklin, TN 37067 at 8:30 a.m., Central time, on Thursday, May 25, 2017, for the following purposes:

(1)	To elect nine directors to hold office for a term of one year or until their successors have been elected and qualified;

(2)	To consider and act upon a non-binding, advisory vote to approve compensation of the Company's named executive officers as disclosed in the Proxy Statement;

(3)	To consider and act upon a non-binding, advisory vote on the frequency of future advisory votes to approve compensation of the Company's named executive officers;

(4)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017; and

(5)	To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

In accordance with Securities and Exchange Commission rules, we are mailing to many of our stockholders a Notice of Internet Availability instead of a paper copy of each of the Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2016. The Notice of Internet Availability contains instructions on how stockholders can access the proxy materials over the Internet as well as how stockholders can receive a paper copy of our proxy materials, including the Proxy Statement, the Annual Report on Form 10-K for the year ended December 31, 2016 and a form of proxy card. The Proxy Statement and form of proxy card accompanying this notice are being furnished to stockholders on or about April 13, 2017.  Only stockholders of record at the close of business on March 31, 2017 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

Your attention is directed to the Proxy Statement accompanying this notice for additional information regarding the matters to be acted upon at the meeting.

Whether or not you plan to attend the meeting, we hope you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided.

By Order of the Board of Directors,
Kevin G. Wills
Chairman
April 13, 2017

Tivity Health, Inc.
Proxy Statement
Table of Contents

Page

Notice of Annual Meeting of Stockholders………………………………………………………….............	1
Proxy Statement for Annual Meeting of Stockholders……………………………………………………..	4
Security Ownership of Certain Beneficial Owners and Management ……………………………….......	6
Corporate Governance ………………………………...………………………………...............................	10
Proposal No. 1 Election of Directors ………………………………...………………………………………	16
Director Compensation………………………………...………………………………............................…	22
Compensation Discussion and Analysis ………………………………...………………………………….	24
Summary Compensation Table………………………………...………………………………...................	44
Grants of Plan-Based Awards………………………………...……………………………….....................	47
Outstanding Equity Awards………………………………...……………………………….........................	49
Option Exercises and Stock Vested………………………………...………………………………............	51
Nonqualified Deferred Compensation ………………………………...…………………………………….	52
Employment Agreements………………………………………………...…………………………………...	53
Potential Payments Upon Termination or Change in Control of the Company………………………….	54
Proposal No. 2 Advisory Vote to Approve Executive Compensation……………………………….........	68
Proposal No. 3 Advisory Vote on Frequency of Future Advisory Votes to Approve Executive Compensation.......................................................................................................................................	69
Proposal No. 4 Ratification of Independent Registered Public Accounting Firm..................................	70
Audit Committee Report………………………………...………………………………..............................	71
Deadline for Submission of Stockholder Proposals to be Presented at the 2018 Annual Meeting of Stockholders………………………………...………………………………............................................	73
Delivery of Form 10-K and Proxy Statement to Stockholders Sharing an Address ……………………	73
Miscellaneous ………………………………...……………………………….............................................	73

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 25, 2017: The Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2016 are available at www.proxyvote.com.

TIVITY HEALTH, INC.
701 Cool Springs Boulevard
Franklin, Tennessee 37067

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
THURSDAY, MAY 25, 2017

The proxy is solicited by the Board of Directors (the "Board") of Tivity Health, Inc. ("Tivity Health" or the "Company") for use at the Annual Meeting of Stockholders to be held on Thursday, May 25, 2017, at 8:30 a.m., Central time, at the Company's Corporate Office, 701 Cool Springs Boulevard, Franklin, TN 37067, and at all adjournments or postponements thereof (the "2017 Annual Meeting of Stockholders"), for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders.  In accordance with Securities and Exchange Commission (the "Commission") rules, we are mailing to many of our stockholders a Notice of Internet Availability instead of a paper copy of each of the Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2016 (the "Form 10-K"). The Notice of Internet Availability contains instructions on how stockholders can access the proxy materials over the Internet as well as how stockholders can receive a paper copy of our proxy materials, including the Proxy Statement, the Form 10-K and a form of proxy card.  Copies of this Proxy Statement, the attached notice and the form of proxy are being furnished to stockholders on or about April 13, 2017.

In the election of directors (Proposal No. 1), you may vote "FOR" or "AGAINST" any or all of the nominees or you may "ABSTAIN" from voting with respect to any or all of the nominees. If you "ABSTAIN" from voting, it will not affect the outcome of this proposal.

For the advisory vote to approve compensation of the Company's named executive officers as disclosed in this Proxy Statement (Proposal No. 2) and the ratification of the appointment of PricewaterhouseCoopers LLP (Proposal No. 4), you may vote "FOR," "AGAINST" or "ABSTAIN."  If you "ABSTAIN," it will have the same effect as a vote "AGAINST" these proposals.

For the advisory vote on the frequency of future advisory votes on executive compensation (Proposal No. 3), you may specify one of four choices for the frequency of the vote on executive compensation as follows: (i) one year, (ii) two years, (iii) three years, or (iv) abstain. If you "ABSTAIN" from voting, it will not affect the outcome of this proposal.

Shares represented by proxies will be voted in accordance with the choices specified thereon.  If you sign your proxy card without giving specific voting instructions, the shares represented by such proxies will be voted FOR the election of the director nominees set forth under Proposal No. 1, FOR the non-binding, advisory vote to approve compensation of the Company's named executive officers as disclosed in this Proxy Statement set forth under Proposal No. 2, ONE YEAR for the frequency of future non-binding, advisory votes to approve compensation of the Company's named executive officers set forth under Proposal No. 3, and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017 set forth under Proposal No. 4.  The Board does not know of any other matters that will be presented for action at the meeting, but the persons named in the proxy intend to vote or act with respect to any other proposal that may be properly presented for action according to their best judgment in light of the conditions then prevailing.

The quorum requirement for holding the 2017 Annual Meeting of Stockholders and transacting business is a majority of the outstanding shares entitled to vote.  The shares may be present in person or represented by proxy at the 2017 Annual Meeting of Stockholders. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes are counted by an independent third party.  In the election of directors, a nominee will be elected as a director if the number of votes cast "FOR" such nominee exceeds the number of votes cast "AGAINST" such nominee (with abstentions and broker non-votes not counted as either votes "FOR" or

"AGAINST").  In the advisory vote to approve executive compensation, the affirmative "FOR" vote of a majority of those shares present in person or represented by proxy will constitute the stockholders' non-binding approval with respect to our executive compensation programs.  In the advisory vote on the frequency of future advisory votes to approve executive compensation, the frequency option that receives the highest number of votes cast will be considered the preferred frequency of stockholders for this non-binding matter. The proposal to ratify the appointment of our independent registered public accounting firm requires the affirmative "FOR" vote of a majority of those shares present in person or represented by proxy.

Generally, broker non-votes occur when shares held by a broker in "street name" for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote those shares.  A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, a broker is not entitled to vote shares held for a beneficial owner on certain non-routine items absent instructions from the beneficial owner of such shares. The election of directors, the advisory vote to approve executive compensation, and the advisory vote on the frequency of future advisory votes to approve executive compensation are non-routine items on which a broker is not entitled to vote shares absent instructions from the beneficial owner of such shares. Broker non-votes count for purposes of determining whether a quorum exists, but do not count as vote cast (with respect to Proposal No. 1) or as shares entitled to vote (with respect to Proposals No. 2 and No. 3). Accordingly, broker non-votes will have no impact on the outcome of the election of directors (Proposal No. 1), the advisory vote to approve the compensation of the Company's named executive officers as disclosed in this Proxy Statement (Proposal No. 2), or the advisory vote on the frequency of future advisory votes to approve executive compensation (Proposal No. 3).

A proxy may be revoked by a stockholder at any time before its exercise by attending the meeting and voting in person; by filing, no later than 5:00 p.m., Central time on Wednesday, May 24, 2017, with the Secretary of the Company a written notice of revocation; by duly executing a proxy bearing a later date; or by casting a new vote by toll-free telephone or the Internet no later than 11:59 p.m., Eastern time on Wednesday, May 24, 2017.

The preliminary voting results will be disclosed in a Current Report on Form 8-K that will be filed by the Company with the Commission within four business days following the 2017 Annual Meeting of Stockholders.  The final voting results, if different from the preliminary voting results, will be published on an amended Current Report on Form 8-K within four business days following the date on which the final results become known to us.

Each share of our common stock, $.001 par value ("Common Stock"), issued and outstanding on the record date, March 31, 2017, will be entitled to one vote on all matters to come before the 2017 Annual Meeting of Stockholders.  Cumulative voting is not permitted.  As of March 31, 2017, there were outstanding 39,188,902 shares of Common Stock.

We will bear all costs of this solicitation, including expenses in connection with preparing, assembling and furnishing this Proxy Statement. In addition to solicitations by mail, solicitations may be made by Internet, telephone, facsimile, email, or personal or press interviews. Some solicitations by any of these methods may be made by our directors and executive officers or by our investor relations employees within the normal conduct of their duties and without additional remuneration. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable and documented expenses in connection therewith.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to those persons that we know to be the beneficial owners (as defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of more than 5% of the outstanding shares of our Common Stock, our only voting security, and with respect to the beneficial ownership of our Common Stock by all directors and nominees, each of the executive officers named in the Summary Compensation Table and all of our executive officers, directors, and director nominees as a group.  The information set forth below is based on ownership information we received as of March 31, 2017 (except as otherwise noted below).  Unless specified otherwise, the shares indicated are presently outstanding, and each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned.  Unless otherwise noted, the address of each beneficial owner is c/o Tivity Health, Inc., 701 Cool Springs Blvd., Franklin, TN 37067.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,388,219 (2)	11.20%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	3,933,890 (3)	10.04%
Wells Fargo & Company. 420 Montgomery Street San Francisco, CA 94163	3,110,797 (4)	7.94%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,739,128 (5)	6.99%
North Tide Capital, LLC 500 Boylston Street Suite 1860 Boston, MA 02116	2,509,051 (6)	6.40%
JP Morgan Chase & Company 270 Park Avenue New York, NY 10017	2,349,579 (7)	6.00%
Conan J. Laughlin**	2,518,977 (6) (8)	6.42%
Alfred Lumsdaine***	205,863 (9)	*
Glenn Hargreaves***	112,802 (10)	*
Sean Slovenski***	101,268 (9)	*
Donato J. Tramuto****	91,274 (11)	*
Mary Flipse***	58,974 (12)	*
Mary Jane England, M.D.**	56,727 (13)	*

Kevin G. Wills**	40,836 (14)	*

Sidney Stolz***	33,037 (9)	*
Robert J. Greczyn, Jr.**	27,476 (15)	*
Lee A. Shapiro**	23,304 (16)	*
Bradley S. Karro**	18,976 (17)	*
Paul H. Keckley, Ph.D.**	18,976 (17)	*
Archelle Georgiou, M.D. **	8,375 (18)	*
Peter A. Hudson, M.D. **	8,375 (18)	*
Robert Dries***	-- (9)	*
All directors, director nominees, and executive officers as a group (16 persons)	3,325,240 (19)	8.42%

*          Indicates ownership of less than one percent of our outstanding shares of Common Stock
** Director of the Company
***        Named Executive Officer
****       Director and Named Executive Officer

(1)
Pursuant to the rules of the Commission, certain shares of our Common Stock that an individual owner set forth in this table has a right to acquire within 60 days after March 31, 2017 pursuant to the exercise or vesting of options to purchase shares of Common Stock ("stock options") or other securities are deemed to be outstanding for the purpose of computing the ownership of that owner, but are not deemed outstanding for the purpose of computing the ownership of any other individual owner shown in the table.  Likewise, the shares subject to stock options or other securities held by our other directors and executive officers that are exercisable within 60 days after March 31, 2017 are all deemed outstanding for the purpose of computing the percentage ownership of all executive officers, directors, and director nominees as a group.

(2)
Information with respect to stock ownership is based on a Schedule 13G/A filed by The Vanguard Group, Inc. ("Vanguard") with the Commission on February 13, 2017 and includes shares held by certain of its subsidiaries. Includes 38,395 shares to which Vanguard has sole voting power, 2,300 shares to which Vanguard has shared voting power, 4,349,424 shares to which Vanguard has sole investment power and 38,795 shares to which Vanguard has shared investment power.

(3)
Information with respect to stock ownership is based on a Schedule 13G/A filed by BlackRock, Inc. with the Commission on January 9, 2017 and includes shares held by certain of its subsidiaries.  Includes 3,859,802 shares to which BlackRock, Inc. has sole voting power and 3,933,890 shares to which BlackRock, Inc. has sole investment power.

(4)
Information with respect to stock ownership is based on a Schedule 13G filed by Wells Fargo & Company ("Wells Fargo") with the Commission on February 9, 2017 and includes shares held by certain of its subsidiaries. Includes 74,443 shares to which Wells Fargo has sole voting and investment power, 1,203,299 shares to which Wells Fargo has shared voting power and 3,036,354 shares to which Wells Fargo has shared investment power.

(5)
Information with respect to stock ownership is based on a Schedule 13G/A filed with the Commission on February 9, 2017. Includes 2,616,408 shares to which Dimensional Fund Advisors LP ("Dimensional") has sole voting power and 2,739,128 shares to which Dimensional has sole investment power.

(6)
Information with respect to stock ownership is based on a Schedule 13D/A filed by North Tide Capital, LLC ("North Tide") with the Commission on March 1, 2017. Includes 2,500,000 shares to which North Tide has shared voting and investment power. Includes 1,750,000 shares to which North Tide Capital Master, LP has shared voting and investment power. Includes 250,000 shares to which NTC Special Opportunities I Master, LP has shared voting and investment power.  Includes 2,500,000 shares to which Conan Laughlin, who serves as the Manager of North Tide Capital, has shared voting and investment power and 9,051 shares to which Conan Laughlin has sole voting and investment power (including 7,500 shares that, as of March 31, 2017, were issuable upon the exercise of outstanding stock options within 60 days after March 31, 2017).  The address of North Tide Capital, North Tide Capital Master, LP, NTC Special Opportunities I Master, LP and Conan Laughlin is 500 Boylston Street, Suite 1860, Boston, Massachusetts, 02116.

(7)
Information with respect to stock ownership is based on a Schedule 13G filed by JP Morgan Chase & Co. ("JP Morgan") with the Commission on January 26, 2017 and includes shares held by certain of its subsidiaries. Includes 2,066,679 shares to which JP Morgan has sole voting power and 2,343,579 shares to which JP Morgan has sole investment power.

(8)
Includes 7,500 shares that, as of March 31, 2017, were issuable upon the exercise of outstanding stock options within 60 days after March 31, 2017 and 9,926 shares issuable upon vesting of restricted stock units within 60 days after March 31, 2017.

(9)
Information is as of the date of separation from the Company, which was July 29, 2016 for Mr. Slovenski, September 15, 2016 for Mr. Stolz, October 31, 2016 for Mr. Dries, and November 4, 2016 for Mr. Lumsdaine.  Mr. Lumsdaine held 25,000 stock options that were exercisable within 60 days after November 4, 2016, and were exercised during January 2017.

(10)	Includes 78,306 shares that, as of March 31, 2017, were issuable upon the exercise of outstanding stock options within 60 days after March 31, 2017.

(11)
Includes 17,748 shares that, as of March 31, 2017, were issuable upon the exercise of outstanding stock options within 60 days after March 31, 2017 and 1,551 shares issuable upon vesting of restricted stock units within 60 days after March 31, 2017.

(12)	Includes 23,568 shares that, as of March 31, 2017, were issuable upon the exercise of outstanding stock options within 60 days after March 31, 2017.

(13)
Includes 34,746 shares that, as of March 31, 2017, were issuable upon the exercise of outstanding stock options within 60 days after March 31, 2017 and 10,823 shares issuable upon vesting of restricted stock units within 60 days after March 31, 2017.

(14)
Includes 24,277 shares that, as of March 31, 2017, were issuable upon the exercise of outstanding stock options within 60 days after March 31, 2017 and 10,823 shares issuable upon vesting of restricted stock units within 60 days after March 31, 2017.

(15)	Includes 9,926 shares issuable upon vesting of restricted stock units within 60 days after March 31, 2017.

(16)	Includes 9,926 shares issuable upon vesting of restricted stock units within 60 days after March 31, 2017.

(17)
Includes 7,500 shares that, as of March 31, 2017, were issuable upon the exercise of outstanding stock options within 60 days after March 31, 2017 and 9,926 shares issuable upon vesting of restricted stock units within 60 days after March 31, 2017.

(18)	Includes 8,375 shares issuable upon vesting of restricted stock units within 60 days after March 31, 2017.

(19)
Includes 201,145 shares that, as of March 31, 2017, were issuable upon the exercise of outstanding stock options within 60 days after March 31, 2017 and 89,577 shares issuable upon vesting of restricted stock units within 60 days after March 31, 2017.

Corporate Governance

Board and Committee Summary

The table below lists the current members of the Board and their current committee assignments.

Board Member	Age	Director Since	Primary Occupation	Audit	Comp	NCG	Strategic
England (1)	78	2004	Professor of Health Law, Policy and Management at the Boston University School of Public Health		M	M
Georgiou	54	2016	President, Georgiou Consulting, LLC		M	M
Greczyn	65	2015	Former President and Chief Executive Officer of Blue Cross Blue Shield of North Carolina			C	M
Hudson	51	2016	Managing Director of Alta Partners	M, F			M
Karro	55	2014	Principal of Hillcote Advisors		M		C
Keckley	67	2014	Former Managing Director of Navigant Center for Healthcare Research and Policy Analysis			M	M
Laughlin	44	2014	Founder, Portfolio Manager, and Managing Member of North Tide Capital	M, F	C
Shapiro	61	2015	Managing Partner of 7wire Ventures	C, F			M
Tramuto (2)	60	2013	Chief Executive Officer of Tivity Health, Inc.
Wills (3)	51	2012	Chief Financial Officer of Coach, Inc.
2016 Meetings			Board: 35	11	10	4	10

Audit	Audit Committee	C	Chair
Comp	Compensation Committee	M	Member
NCG	Nominating and Corporate Governance Committee	F	Financial Expert
Strategic	Strategic Review Committee

(1)	Dr. England will not stand for re-election at the 2017 Annual Meeting of Stockholders. Therefore, her term on the Board will end at the 2017 Annual Meeting of Stockholders.
(2)	Mr. Tramuto became the chief executive officer of the Company on November 1, 2015 and remained a member of the Board. He is not a member of any committee of the Board.
(3)	Mr. Wills serves as Chairman of the Board and is not a member of any committee of the Board.

Other than Mr. Tramuto, all of the members of the Board who served during 2016 are "independent directors", as defined under the NASDAQ Stock Market ("NASDAQ") listing standards.

During 2016, each of our incumbent directors attended at least 75% of the aggregate of the total number of meetings held (i) by the Board during the period for which each director served as a member of the Board and (ii) by each committee of which such director was a member during the period for which each director served as a member of the applicable committee.

Board Structure

Our Amended and Restated Bylaws, as amended (our "Bylaws"), provide that the Board shall consist of no fewer than five nor more than 12 directors, with the exact number of directors to be determined from time to time by resolution of the Board, which we believe provides for the optimal exchange of ideas without stifling cooperation.  During 2016, the size of the Board was set at ten directors.  Dr. England will not be standing for re-election at the 2017 Annual Meeting of Stockholders.  The Board has determined that it will not fill the vacancy left by Dr. England's departure, and therefore, the size of the Board will be set at nine directors.

While our Board of Directors' Corporate Governance Guidelines (our "Corporate Governance Guidelines") provide flexibility in who may serve as Chairman of the Board, the Board believes that it is currently appropriate to separate the roles of Chairman and Chief Executive Officer ("CEO"). The Chief Executive Officer is responsible for setting our strategic direction and the day-to-day leadership of our business, while the Chairman ensures that the Board's time and attention are focused on effective oversight of the matters most critical to the Company.  Mr. Wills currently serves as Chairman of the Board.

Our Corporate Governance Guidelines set forth in greater detail the responsibilities of our Board.  Our Corporate Governance Guidelines are available under "Corporate Governance" accessible through the "Investors" link on the Company's website at www.tivityhealth.com.

Risk Oversight

The Company is exposed to a number of risks, including economic, environmental, operational, and regulatory risks, among others. Management is responsible for the day-to-day management of the risks the Company faces, while the Board as a whole is responsible for the oversight of such risk. Each of the Audit, Compensation, Nominating and Corporate Governance, and Strategic Review Committees plays a significant role in assisting the Board to fulfill its oversight responsibilities.

Our Audit Committee, for example, is responsible for overseeing the accounting, financial, legal, and regulatory risks the Company faces. The Audit Committee receives reports from management and outside auditors regarding material issues concerning the adequacy of the Company's internal controls over financial reporting. The Audit Committee also has access to management in discharging its duties and provides regular reports to the Board.

Our Compensation Committee assists the Board with risk oversight by annually reviewing the compensation philosophy of the Company and evaluating and providing recommendations on executive compensation as well as producing an annual report on executive compensation to be included in our Proxy Statement.  As further described in "Compensation Discussion and Analysis" beginning on page 24, the Compensation Committee has determined that our executive compensation program and governance policies do not encourage our management or colleagues to take risks reasonably likely to have a material adverse effect on our business.  The Compensation Committee regularly reports its activities to the full Board.

Our Nominating and Corporate Governance Committee assists with risk oversight by managing Board structure and organization, the criteria for selecting new members to the Board and any Board committees, determining compensation for directors, evaluating Board members, and annually reviewing the corporate governance principles of the Company and recommending changes when appropriate. The Nominating and Corporate Governance Committee regularly provides reports to the Board. The Strategic Review Committee assists the Board with risk oversight by reviewing, evaluating, and making recommendations to the Board regarding the Company's business strategy. The activities of each of our committees are set forth in greater detail in each of their respective charters, which are available under "Corporate Governance" accessible through the "Investors" link on the Company's website at www.tivityhealth.com.

The Company believes that the Board leadership structure supports its role in risk oversight. There is open communication between management and directors, and all directors are actively involved in the risk oversight function.

Committees of the Board

Compensation Committee

During 2016, the Compensation Committee was composed of Dr. England and Messrs. Karro and Laughlin for the entire year, Dr. Georgiou from the 2016 Annual Meeting of Stockholders through the end of the year and Mr. Novelli and Dr. Taunton-Rigby from January 2016 until the 2016 Annual Meeting of Stockholders.  It was chaired by Mr. Laughlin. As discussed in "Compensation Discussion and Analysis," all of the directors who serve on the Compensation Committee are "non-employee directors" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), "Outside Directors" for purposes of regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and "independent directors" as defined under the NASDAQ listing standards, in each case as determined by the Board.  The Compensation Committee is responsible for overseeing our overall compensation strategies and policies, evaluating the performance of our executive officers and recommending to the independent directors the compensation of each of our executive officers, and administering our equity-based incentive plans, among other things.  The Compensation Committee's Charter, which is reviewed annually by the Compensation Committee and is available on our website at www.tivityhealth.com, provides a detailed description of the Compensation Committee's duties and responsibilities.

Nominating and Corporate Governance Committee

During 2016, the Nominating and Corporate Governance Committee was composed of Drs. England and Keckley and Mr. Greczyn for the entire year, Dr. Georgiou from the 2016 Annual Meeting of Stockholders through the end of the year and Mr. Novelli from January 2016 until the 2016 Annual Meeting of Stockholders.  It was chaired by Dr. England. All of the directors who serve on the Nominating and Corporate Governance Committee are "independent directors" as defined under the NASDAQ listing standards.  The Nominating and Corporate Governance Committee's responsibilities include, among other things, identifying individuals qualified to become members of the Board and recommending such individuals to the Board for election to the Board and developing and recommending to the Board corporate governance principles applicable to the Company.  The Nominating and Corporate Governance Committee's Charter, which is reviewed annually by the Nominating and Corporate Governance Committee and is available on our website at www.tivityhealth.com, provides a detailed description of the Nominating and Corporate Governance Committee's duties and responsibilities and sets forth the director nomination process.

Audit Committee

During 2016, the Audit Committee was composed of Messrs. Shapiro and Laughlin for the entire year, Dr. Hudson from the 2016 Annual Meeting of Stockholders through the end of the year and Dr. Taunton-Rigby from January 2016 until the 2016 Annual Meeting of Stockholders. The Audit Committee was chaired by Mr. Shapiro. All of the directors on the Audit Committee are "independent directors" as defined under the NASDAQ listing standards, and satisfy the heightened independence criteria applicable to members of the Audit Committee under the NASDAQ listing standards and Rule 10A-3(b)(1) under the Exchange Act.  We have, and will continue to have, at least one member of the Audit Committee who has past employment experience in finance or accounting and requisite professional certification in accounting or other comparable experience that results in the individual's financial sophistication.  The Board has determined that each of Mr. Shapiro, Mr. Laughlin, and Dr. Hudson qualifies as an "audit committee financial expert", as defined by the regulations of the Commission.  The Audit Committee meets with our independent registered public accounting firm and management to review our consolidated financial statements, the quality and integrity of our accounting, auditing and financial reporting process, and our systems of internal controls.  The Audit Committee's Charter, which is reviewed annually by the Audit Committee and is available on our website at www.tivityhealth.com, provides a detailed description of the Audit Committee's duties and responsibilities.

Strategic Review Committee

The Strategic Review Committee reviews, evaluates and makes recommendations to the Board regarding the Company's business strategy. The Strategic Review Committee is advisory in nature and does not have the power to direct or approve the day-to-day management and operations of the Company.  During 2016, the Strategic Review Committee was composed of Messrs. Karro, Greczyn and Shapiro and Dr. Keckley for the entire year and Dr. Hudson from October 2016 through the end of the year. The Strategic Review Committee was chaired by Mr. Karro. All of the directors who serve on the Strategic Review Committee are "independent directors" as defined under the NASDAQ listing standards.  The Strategic Review Committee's Charter is available on our website at www.tivityhealth.com and provides a detailed description of the Strategic Review Committee's duties and responsibilities.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to assist the Board in the exercise of its duties and responsibilities and to serve in the best interests of the Company and its stockholders.  Our Corporate Governance Guidelines, which are available on our website at www.tivityhealth.com, provide a framework for the conduct of the business of the Board.

Code of Conduct

Our Code of Business Conduct applies to all employees (including officers) and non-employee directors (collectively, "colleagues").  The purpose of the Code of Business Conduct is to provide written standards that are reasonably designed to promote: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents we file with the Commission and other public communications we make; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the Code of Business Conduct; and accountability for adherence to the Code of Business Conduct, and to deter wrongdoing.  A copy of our Code of Business Conduct, as well as any amendments thereto, is available on our website at www.tivityhealth.com. We intend to post any waiver of a provision of the Code of Business Conduct granted to any principal executive, financial, or accounting officers or any material amendment to the Code of Business Conduct on our website.

Stockholder Nominees

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for director candidates as described below under "Identifying and Evaluating Nominees for Directors."  Any stockholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should be addressed to: Secretary, Tivity Health, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067.  To be timely, director nominations for the 2018 Annual Meeting of Stockholders must be submitted within the time limits for stockholder proposals as set forth on page 73.

Director Qualifications

Under our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee is responsible for determining the criteria for membership on the Board.  Under such criteria, at least a majority of the members of the Board should be independent, and all members should have the highest character and integrity and possess an inquiring mind, vision and the ability to work well with others.  Currently, all of our directors except for Mr. Tramuto are independent. Other criteria that will be considered include prior experience as a director, knowledge of our business and industry and broad experience at the operational, financial or policy-making level in business. Diversity, age and skills in the context of the needs of the Board are also a consideration.  While the Company's Corporate Governance Guidelines do not explicitly define diversity, it is the Nominating and Corporate Governance Committee's practice to seek director candidates who will contribute to a diversity of perspectives. The Nominating and Corporate Governance Committee considers diversity in the context of the Board as a whole and takes into account a candidate's personal characteristics and industry experience, with the intent of maintaining a Board that represents a broad range of viewpoints. Board members should also have sufficient time to devote to the affairs of the Company and to provide insight and practical wisdom based on experience.  As such, in order to be active participants and perform all director duties responsibly, directors' service on other boards of public companies is limited to three public company boards (excluding the Company).

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director.  The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise.  In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board, management, professional search firms, stockholders or other persons. These candidates are evaluated at meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee considers properly submitted stockholder nominations for candidates for the Board.  In evaluating nominations, the Nominating and Corporate Governance Committee uses the same criteria for all nominees and seeks to achieve a balance of knowledge, experience and expertise on the Board.

Directors' Attendance at Annual Meetings of Stockholders

Although directors are invited and are always encouraged to attend the annual stockholder meetings, we do not require their attendance.  All of the directors then serving (other than Mr. Novelli and Dr. Taunton-Rigby) attended the 2016 Annual Meeting of Stockholders held on May 26, 2016.

Communications with the Board

Stockholders may communicate with the Board by submitting a letter in writing addressed to: Chairman of the Board, Tivity Health, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067.  If the communication relates to the Company's ethics or conduct, financial statements, accounting practices or internal controls, the communication may be submitted in writing addressed to: Audit Committee Chairman, Tivity Health, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067.  Stockholder communications may be submitted confidentially or anonymously.

Stock Ownership and Retention Guidelines

    The Company's stock retention guidelines applicable to executive officers require currently employed executive officers to maintain a minimum ownership in the Company's common stock calculated as a multiple of their base salary (at least 3.75 times base salary for the Chief Executive Officer and 1.8 times base salary for each of the Interim Chief Financial Officer and the Chief Legal Officer).  Executive officers must retain 75% of the net number of shares acquired (after payment of exercise price, if any, and taxes) upon the exercise of all stock options and upon the vesting of all restricted stock units representing hypothetical shares of our Common Stock ("RSUs"), performance-based stock units ("PSUs") and market stock units ("MSUs"), until they reach the required multiple of base salary.  All executive officers are currently in compliance with the guidelines.  Executive officers who do not comply with the guidelines may not be eligible for future equity awards.

Additionally, the Board has adopted stock retention guidelines for directors.  The guidelines require directors to maintain ownership in the Company's stock equal to three times the current minimum annual cash retainer for directors.  Directors must retain 75% of the net number of shares acquired (after payment of exercise price, if any, and taxes) upon the exercise of all stock options and vesting of all RSUs until they reach the required minimum ownership.  Directors will have until the later of January

2018 or the five-year anniversary of their appointment to the Board to meet these requirements and may not sell shares of the Company's stock until the ownership requirement is achieved.

Evaluations of Board and Committee Performance

 Each year, the Nominating and Corporate Governance Committee of the Board conducts an evaluation of the effectiveness of the Board as a whole and the performance of each committee of the Board.  The manner of the evaluation is determined annually by the Nominating and Corporate Governance Committee in order to ensure the procurement of accurate and relevant information.  The evaluation process is designed to facilitate ongoing, systematic examination of the Board and each committee's effectiveness and accountability and to identify opportunities for improvement. The Nominating and Corporate Governance Committee designs and coordinates the evaluations for the Board and its committees.  The Chair of the Nominating and Corporate Governance Committee is responsible for reporting the results to each committee and the full Board.

Certain Relationships and Related Party Transactions

Since the beginning of the last fiscal year, we are not aware of any related party transactions between us and our directors, executive officers, 5% stockholders or their family members that require disclosure under Item 404 of Regulation S-K under the Exchange Act ("Item 404").

Pursuant to its written charter, the Audit Committee reviews and either ratifies, approves or disapproves all transactions between the Company and any related person that are required to be disclosed pursuant to Item 404.

    In determining whether to approve or ratify any material related party transaction, the Audit Committee considers the relevant information and facts available to it regarding the transaction and takes into account factors such as the related party's relationship to the Company and interest (direct or indirect) in the transaction, the terms of the transaction and the benefits to the Company of the transaction. No director participates in the approval of an interested transaction for which he or she is a related party or otherwise has a direct or indirect interest.

PROPOSAL NO. 1

Election of Directors

The current Board consists of ten directors.  All of the current directors (except for Mary Jane England, M.D.) will stand for re-election at the 2017 Annual Meeting of Stockholders.  The Board has determined not to replace Dr. England, as discussed further below, but rather to set the number of members of the Board at nine.

A nominee for election will be elected as a director if the number of votes cast "FOR" such nominee at the 2017 Annual Meeting of Stockholders exceeds the number of votes cast "AGAINST" such nominee (with abstentions and broker non-votes not counted as either votes "FOR" or "AGAINST").  Stockholders have no right to vote cumulatively for directors, but rather each stockholder shall have one vote for each director for each share of Common Stock held by such stockholder.

Unless contrary instructions are received, shares of our Common Stock represented by duly executed proxies will be voted in favor of the election of the nominees named below.  If for any reason a nominee is unable to serve as a director, it is intended that the proxies solicited hereby will be voted for such substitute nominee as our Board may propose.  The Board has no reason to expect that the nominees will be unable to serve, and therefore, at this time does not have any substitute nominees under consideration.

Each of the nine persons below is a nominee for election to serve as a director for a term that will expire at the 2018 Annual Meeting of Stockholders and until his/her successor is elected and qualified.  All of the Company nominees for election to the Board are presently directors of the Company and were previously elected by the Company's stockholders.  All directors elected at the 2016 Annual Meeting of Stockholders are standing for re-election, except for Dr. England. Certain information relating to the following persons has been furnished to us by the individuals named, and we have also included the specific skills, qualifications and experience of each of our directors.

Name	Age	Director Since	Position(s)
Archelle Georgiou, M.D.	54	2016	Director
Robert J. Greczyn, Jr.	65	2015	Director
Peter Hudson, M.D.	51	2016	Director
Bradley S. Karro (1)	55	2014	Director
Paul H. Keckley, Ph.D. (1)	67	2014	Director
Conan J. Laughlin (1)	44	2014	Director
Lee A. Shapiro	61	2015	Director
Donato J. Tramuto	60	2013	Chief Executive Officer and Director
Kevin G. Wills	51	2012	Chairman of the Board

(1)  On June 2, 2014, we entered into a Nomination and Standstill Agreement (the "Nomination and Standstill Agreement") with North Tide Capital Master, LP, North Tide Capital and Conan J. Laughlin (collectively, the "North Tide Group") to end the proxy contest in connection with our 2014 Annual Meeting of Stockholders. Pursuant to the Nomination and Standstill Agreement, the Board nominated the following designees of the North Tide Group for election at our 2014 Annual Meeting of Stockholders, each of whom were subsequently elected at our 2014 Annual Meeting of Stockholders and each Annual Meeting of Stockholders thereafter: Conan J. Laughlin, Bradley S. Karro and Paul H. Keckley, Ph.D.  The term of the Nomination and Standstill Agreement ended in February 2016.

Archelle Georgiou, M.D. President of Georgiou Consulting, LLC	Age 55	Director since 2016
Dr. Georgiou is the president of Georgiou Consulting, LLC, a healthcare consulting firm that she founded in December of 2007. From 1995 to 2007, Dr. Georgiou worked for UnitedHealth Group Corporation in numerous executive-level positions, including National Medical Director, Chief Medical Officer, CEO – Care Management, and culminating with her position as Executive Vice President – Strategic Relations, Specialized Care Services. Over the course of her career, Dr. Georgiou has made numerous media contributions regarding the latest healthcare industry news and trends, including, since January 2007, as a healthcare expert and media correspondent for a twice weekly television segment in Minneapolis-St. Paul, Minnesota. Since March 2014, Dr. Georgiou has been an instructor at the University of Minnesota Carlson School of Business. From 2011 to 2014, Dr. Georgiou served as Senior Advisor to TripleTree, a merchant bank and strategic advisory firm solely focused on healthcare, and Chair of Health Executive Roundtable, a healthcare think tank focusing on innovative changes in the healthcare industry. From 2010 to 2015, Dr. Georgiou served on the Board of Directors of PRGX Global, Inc., a publicly traded provider of recovery audit services, where she was the chair of the nominating and governance committee.  Dr. Georgiou graduated from the Johns Hopkins School of Medicine in 1986. She trained and practiced in internal medicine in Northern California before transitioning into healthcare administration and policy.

Qualifications: Dr. Georgiou's specific skills, experience and qualifications to serve as a director of the Company include many years of management, leadership and marketing and communications experience, including over two decades of experience in the healthcare industry and highly valuable expertise in the areas of healthcare management and policy, the use of healthcare databases in the development of healthcare informatics, predictive modeling and software development. We believe Dr. Georgiou's experience and perspective will provide our Board with valuable insight, particularly with respect to the Company's healthcare-related services.

Board Committees:  nominating and corporate governance; compensation

Robert J. Greczyn, Jr. Former President and Chief Executive Officer of Blue Cross Blue Shield of North Carolina	Age 65	Director since 2015

Mr. Greczyn was the Chief Executive Officer of Blue Cross Blue Shield of North Carolina ("BCBSNC") from 2000 until his retirement in 2010, where he also served on the Board of the Blue Cross Blue Shield Association.  Since his retirement, Mr. Greczyn has served as Principal Manager of Capital Food Group, LLC and RJG Restaurant Group LLC, privately held restaurant franchise operations.  From August 1998 until September 1999 he was the Chief Operating Officer of BCBSNC and became its President in September 1999.  Prior to that, from 1990 to 1998, he was the President and CEO of Carolina Physicians Health Plan, a health maintenance organization, which was partially acquired by Healthsource, Inc. in 1991 and fully acquired by Healthsource, Inc. in 1994, at which time it became Healthsource North Carolina.  In 1997, Cigna Corporation acquired Healthsource, Inc.  Prior to that, Mr. Greczyn was President and CEO of Health Plan of Delaware, Ltd. (which was acquired by Principal Health Care, Inc. in 1988, at which time it became Principal Health Care of Delaware, Inc.) from 1986 to 1990.  From March 2011 to November 2014, Mr. Greczyn served on the Board of Directors of Liposcience, Inc., a publicly traded (until its acquisition by Laboratory Corporation of America in November 2014) clinical diagnostic company, where he chaired the compensation committee and was a member of the audit committee.  He also served as the interim President and Chief Executive Officer of Liposcience, Inc. from August 2013 until February 2014, during which time he resigned from his positions on the audit and compensation committees.  In addition, from October 2011 until August 2012, Mr. Greczyn served as a director of M*Modal Inc., a publicly traded (until its acquisition August 2012 by One Equity Partners) provider of interactive clinical documentation and speech understanding technology, where he was a member of the compensation and audit committees.  From 2006 to 2008, Mr. Greczyn was Chairman of the Board of the Council for Affordable Quality Care, an alliance of chief executive officers of the nation's leading health insurers working to simplify healthcare transactions.  Mr. Greczyn received an M.P.H. degree in health policy from the University of North Carolina at Chapel Hill and a B.A. degree in psychology from East Carolina University.

Qualifications:  Mr. Greczyn's specific skills, experience and qualifications to serve as a director of the Company include over 20 years of experience as Chief Executive Officer of three health insurance companies as well as service on the compensation and audit committees of publicly traded companies.  We believe his extensive management experience and knowledge of the managed care industry and his prior public company board experience will provide critical insight to our Board.

Board Committees:  nominating and corporate governance (chair); strategic review

Peter A. Hudson, M.D. Managing Director of AltaPartners	Age 51	Director since 2016

Dr. Hudson has served as a Managing Director at Alta Partners, a healthcare venture capital firm, since October 2015. He also serves on numerous boards, including Chairman of the Board of U.S. Acute Care Solutions ("USACS"), one of the nation's largest acute care companies, since May 2015, and Chairman of the Board of Emergency Medicine Physicians, one of USACS' founding organizations, since July 2014. In addition, Dr. Hudson has been on the board of directors for private-equity backed Maestro Health, since November 2014, mobile acute care provider, DispatchHealth, since August 2015, and has served as senior advisor to venture-backed Augmedix, a privately-held company that operates in the information technology services & consulting industry, since January 2015. From 2008 to March 2014, Dr. Hudson was Chief Executive Officer of iTriage LLC, a mobile healthcare company, which was acquired by Aetna.  Dr. Hudson then served as Head of Consumer Technologies at Aetna from October 2013 through March 2014. From 2001 to 2010, Dr. Hudson was managing business partner for Emergency Physicians at Porter Hospitals, an emergency medicine staffing company in Denver, Colorado. Dr. Hudson is on the Science and Technology Advisory Board at Children's Hospital of Philadelphia, the Blackstone Entrepreneurs Network Steering Committee, and the investment advisory board for University of Colorado School of Medicine's Chancellor's Innovation Fund. Dr. Hudson was the Colorado Technology Association's Entrepreneur of the Year in 2013 and a guest of the First Lady at the State of the Union in 2013, representing digital health as a national policy objective. He holds a B.A. in Political Science and Pre-Med from Colorado College and an M.D. from the University of Colorado School of Medicine.

Qualifications: Dr. Hudson's specific skills, experience and qualifications to serve as a director of the Company are evidenced by over 15 years of experience as a physician and entrepreneur founding, growing, and investing in both healthcare technology and services and digital health. We believe that Dr. Hudson's focus on creating efficiencies within the healthcare delivery system and empowering healthcare consumers with novel technology will provide critical insight to our Board.

Board Committees:  audit; strategic review

Bradley S. Karro Principal of Hillcote Advisors	Age 55	Director since 2014

Mr. Karro is a principal of Hillcote Advisors, a firm focused on investing in and restructuring healthcare companies that Mr. Karro founded in July 2008. Prior to starting Hillcote Advisors, Mr. Karro held a number of senior executive positions in the healthcare industry, including serving as Executive Vice President of Caremark Rx, a prescription benefit management company. Mr. Karro joined Medpartners (which changed its name to Caremark Rx) in 1998, and served at Caremark Rx through 2007.  During his time at Caremark Rx, Mr. Karro was responsible for mergers and acquisitions, integration planning, information technology and Medicare product development. Mr. Karro was also appointed as a charter member of the Governor's e-Health Advisory Council in Tennessee, an organization established to coordinate Tennessee's initiatives leading towards the adoption of electronic medical records. From October 2013 to March 2017, Mr. Karro served as a member of the Board of Directors of Angiotech Pharmaceuticals, Inc., a global specialty pharmaceutical and medical device company, where he chaired the Audit Committee. Mr. Karro previously served on the Board of Directors of Emageon Inc., an information technology systems provider for hospitals, healthcare networks, and imaging facilities, from 2008 through 2009.

Qualifications:  Mr. Karro's specific skills, experience and qualifications to serve as a director of the Company are evidenced by his more than 25 years of healthcare industry experience, extensive knowledge of the healthcare industry, executive management experience and prior public board experience.

Board Committees:  compensation; strategic review (chair)

Paul H. Keckley, Ph.D. Former Managing Director of Navigant Center for Healthcare Research and Policy Analysis	Age 67	Director since 2014
Dr. Keckley was the Managing Director of Navigant Center for Healthcare Research and Policy Analysis from March 2014 through February 2016.  In addition, Dr. Keckley is the Editor of The Keckley Report, which he began publishing in September 2013, and an expert on health industry trends and U.S. health system reform. In his 35-year health industry career, Dr. Keckley served as an expert commentator for national media coverage of healthcare reform, CEO of four health care companies funded by private investors, in senior management at Vanderbilt Medical Center and most recently as Executive Director of the Deloitte Center for Health Solutions in Washington, D.C, a position he held from 2006 through September 2013. Dr. Keckley currently serves on the Advisory Boards of Western Governors University, Oration Inc., and Lipscomb University College of Pharmacy and is a member of the Health Executive Network.

Qualifications:   Dr. Keckley's specific skills, experience and qualifications to serve as a director of the Company are evidenced by his 38-year career in healthcare research and policy analysis. Dr. Keckley has published 200 trade and peer reviewed articles and conducted numerous primary research studies about population-health management business models, trends and issues. He is also the publisher of the Keckley Report, a weekly analysis of healthcare industry trends. We believe his research regarding population-health management business models, trends and issues and his ongoing analysis of the healthcare industry will provide valuable insights to the Board on both the historical and current trends within the healthcare industry.

Board Committees:  nominating and corporate governance; strategic review

Conan J. Laughlin Founder, Portfolio Manager, and Managing Member of North Tide Capital	Age 44	Director since 2014

Mr. Laughlin is the Founder, Portfolio Manager, and Managing Member of North Tide Capital, a Boston-based investment firm that Mr. Laughlin launched in September 2011.  The firm invests in global equities utilizing a value-oriented approach with a dedicated focus on the healthcare sector.  Mr. Laughlin has covered the healthcare industry as an equity research analyst since 1995.  Prior to founding North Tide Capital, from 2005-2011, Mr. Laughlin was a portfolio manager and sub-adviser to Millennium Management LLC, a multi-billion dollar investment firm based in New York.  From 2002-2004, Mr. Laughlin was a senior analyst covering the healthcare sector in the Asset Management group at American Express in Boston.  Prior to joining American Express in 2002, he spent seven years as a sell-side analyst at Morgan Stanley Dean Witter (1995-1997), SG Cowen (1997-1999), and Deutsche Bank Alex. Brown (1999-2002).  Mr. Laughlin currently serves on the Board of Trustees at The Park School in Brookline, Massachusetts as a member of the finance, audit, and buildings and grounds committees.

Qualifications:  Mr. Laughlin's specific skills, experience and qualifications to serve as a director of the Company are evidenced by his experience as Portfolio Manager and Managing Member of North Tide Capital, an investment firm focused on the healthcare sector. Additionally, Mr. Laughlin has over 18 years of experience covering the healthcare industry as an equity research analyst and has been an active and engaged stockholder of the Company since 2011.

Board Committees:  audit; compensation (chair)

Lee A. Shapiro Managing Partner of 7wire Ventures	Age 61	Director since 2015

Since June 2013, Mr. Shapiro has been a Managing Partner of 7wire Ventures since 2013, a venture capital firm he co-founded to invest in innovative ideas and entrepreneurs, mostly in the areas of consumer-focused health care and education technology.  Previously, Mr. Shapiro was President of Allscripts Healthcare Solutions, Inc., a publicly traded healthcare information technology company ("Allscripts"), from 2002 through December 2012, and served as a consultant to the Chief Executive Officer of Allscripts from January 2013 to June 2013.  Prior to joining Allscripts, he was the Chief Operating Officer of Douglas Elliman-Beitler, a commercial office management and development company, from 1998 to 2000, where he directed all business activities throughout the United States.  Mr. Shapiro's career also includes serving as president of SES Properties, Inc., Vice Chairman of City Financial Bancorp and practicing commercial law at Barack, Ferrazzano, Kirschbaum, Perlman & Nagelberg. In addition to serving on the boards of several privately held companies, Mr. Shapiro currently serves on the boards of directors of Medidata Solutions, Inc. (where he is a member of the audit committee and the nominating and corporate governance committee), a publicly traded global provider of cloud-based solutions for life sciences, Aptus Health, Inc, formerly known as Physicians Interactive Holdings, LLC (where he chairs the audit committee and is a member of the compensation committee), a wholly-owned subsidiary of Merck & Co., Inc., that is one of the largest providers of online resources for healthcare information, medication samples and mobile decision support tools to healthcare professionals, and the American Heart Association.  Mr. Shapiro currently serves on the advisory board of the Gastro-Intestinal Research Foundation.  Mr. Shapiro was also appointed to the Economic Recovery Commission of the State of Illinois during its seating in 2009-2010. Mr. Shapiro holds a J.D. degree from The University of Chicago Law School.

Qualifications:  Mr. Shapiro's specific skills, experience and qualifications to serve as a director of the Company are evidenced by significant experience in directing strategic initiatives at a global public healthcare technology company, including mergers and acquisitions, international expansion, business development and partnerships, and business activities in the areas of analytics and information services.  His understanding of emerging digital health technologies will also be important to the Company's investments and positioning.  In addition, we believe his prior and current public and private company board experience will provide critical insight to our Board.

Board Committees: audit (chair); strategic review

Donato J. Tramuto Chief Executive Officer of the Company	Age 60	Director since 2013

Mr. Tramuto has served as Chief Executive Officer of the Company since November 2015. He was Chairman of the Board from June 2014 until becoming Chief Executive Officer in November 2015. From 2008 until November 2015, Mr. Tramuto served as Chief Executive Officer and Chairman of Aptus Health, Inc, formerly known as Physicians Interactive Holdings, LLC ("PIH"), which was sold in 2013 to Merck Global Health Innovation Fund (GHIF). PIH is one of the largest providers of online resources for healthcare information, medication samples and mobile decision support tools to healthcare professionals.  Prior to founding PIH, he served as President of the Physicians Interactive Division of Allscripts from 2006 to 2008.  From 2004 to 2006, Mr. Tramuto was Chief Executive Officer of i3, a global pharmaceutical services company that, prior to its sale to inVentiv Health, Inc. in 2011, was part of Ingenix (a subsidiary of UnitedHealth Group Incorporated).  Prior to joining Ingenix, Mr. Tramuto was one of the founders of Protocare, Inc., a large provider of drug development services, where he served as Chief Executive and President of the Protocare Sciences Division and Corporate Officer of Protocare from 1998 to 2003.   Prior to co-founding Protocare, Mr. Tramuto served as General Manager/Executive Vice President of the Home Healthcare Business Unit and Corporate Vice President of Disease Management Marketing at Caremark.   Mr. Tramuto also serves on several executive leadership boards including the Boston University School of Public Health Dean's Advisory Board, Brown University's Executive Master of Healthcare Leadership Advisory Board, Chairman of Physicians Interactive Board of Directors, and as a Board Trustee at the Robert F. Kennedy Center for Justice and Human Rights Europe

Board.  Mr. Tramuto is the Chairman of the Board and founder of Health eVillages, and a former member of the State of Maine Economic Growth Council, an appointment by former Maine Governor John Baldacci.

Qualifications:  Mr. Tramuto's specific skills, experience and qualifications to serve as Chief Executive Officer and a director of the Company include his service as Chief Executive Officer of several mid-to-large sized, global healthcare companies, providing more than 30 years of healthcare experience in both the product and service segments.   He has extensive knowledge in strategy, product and business development, succession planning, marketing and consumer insights and has taken several companies from the startup phase to successful exits. In 2005, 2009 and 2012, Mr. Tramuto was selected by PharmaVOICE as one of the Top 100 Most Inspirational Healthcare Leaders in the Life Sciences Industry.   In May 2012, he was recognized by The Boston Globe as one of the top 12 innovators in Massachusetts for the launch of Health eVillages, a non-profit organization he founded in 2011 providing global mobile healthcare to disadvantaged communities. In 2013, he received the Healthcare IT News H.I.T. Men & Women Award in the Innovators category. In December of 2014, he was awarded, along with Hillary Clinton, Robert DeNiro, and Tony Bennett, the 2014 Robert F. Kennedy Ripple of Hope Award, for his more than three decades of executive leadership in advancing innovative healthcare programs that have had a meaningful impact in saving lives. In 2015, he was selected by the magazine PM360 as one of the most 100 influential healthcare leaders and was awarded an honorary doctorate of humane letters from the College of Fine Arts at the University of Massachusetts at Lowell.

Board Committees:  none

Kevin G. Wills Chief Financial Officer of Coach, Inc.	Age 51	Director since 2012

Mr. Wills has been Chairman of the Board since November 2015.  Mr. Wills currently serves as Chief Financial Officer of Coach, Inc., effective as of February 2017.  Mr. Wills served as Managing Director and Chief Financial Officer of AlixPartners, LLP, a global business advisory firm, from March 2014 to February 2017. Prior to that, he served as Executive Vice President and Chief Financial Officer of Saks Incorporated (now a part of Hudson's Bay Company), a publicly traded (prior to the fourth quarter of 2013) retailer of fashion apparel, shoes, accessories, jewelry, cosmetics, and gifts, from May 2007 through November 2013.  Mr. Wills served as Executive Vice President of Finance/Chief Accounting Officer of Saks Incorporated from May 2005 through April 2007, and as Executive Vice President of Operations for Parisian, Inc., a retailer, from February 2003 until April 2005.  Prior to that, he was appointed Senior Vice President of Planning and Administration for Saks Department Store Group in September 1999, Senior Vice President of Strategic Planning in September 1998 and Vice President of Financial Reporting for Saks Incorporated in September 1997, when he joined Saks Incorporated.  Prior to joining Saks Incorporated, Mr. Wills served as Vice President and Controller for Tennessee Valley Authority, an energy producer.  Prior to that, Mr. Wills served as the Business Assurance Manager for Coopers and Lybrand (currently known as PricewaterhouseCoopers), an accounting and financial services firm.

Qualifications:  Mr. Wills' specific skills, experience and qualifications to serve as a director of the Company are evidenced by his many years of executive leadership, most recently serving as the Managing Director and Chief Financial Officer of AlixPartners, LLP and, prior to that, Chief Financial Officer of Saks Incorporated, as mentioned above. Additionally, Mr. Wills is a Certified Public Accountant and brings significant capital markets, mergers and acquisitions and international operations experience, all of which enhance our Board's understanding of various financial aspects of the Company's business.

Board Committees:  none

The Board recommends a vote FOR each nominee.

Director Compensation

For 2016, non-employee directors (excluding the Chairman of the Board, who received a $200,000 annual cash retainer) each received a $75,000 annual cash retainer as well as annual committee retainers as follows:

	Annual Retainer
Committee	Member	Chair
Audit	$15,000	$30,000
Compensation	$10,000	$20,000
Nominating and Corporate Governance	$10,000	$20,000
Strategic Review	$10,000	$20,000

In addition, each non-employee director received RSUs on the date of the 2016 Annual Meeting of Stockholders with a grant date fair value of approximately $100,000.  Equity awards to non-employee directors during 2016 were made pursuant to the Company's Amended and Restated 2014 Stock Incentive Plan (the "2014 Stock Plan").

Mr. Wills receives an annual cash retainer in the amount of $200,000 for serving as Chairman of the Board and receives no other additional compensation for his service on the Board or attendance at any Board or Committee meetings.

The following table summarizes the compensation to each non-employee director during 2016.  Mr. Tramuto receives no additional compensation for serving as a member of the Board.

2016 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
		(1)	(2)
Mary Jane England, M.D.	105,000	99,998	-	204,998
Archelle Georgiou, M.D.	55,417	99,998	-	155,415
Robert J. Greczyn, Jr.	95,000	99,998	-	194,998
Peter A. Hudson, M.D.	58,333	99,998	-	158,331
Bradley S. Karro	105,000	99,998	-	204,998
Paul H. Keckley, Ph.D.	95,000	99,998	-	194,998
Conan J. Laughlin	110,000	99,998	-	209,998
William D. Novelli (3)	39,583	-	-	39,583

Lee A. Shapiro	115,000	99,998	-	214,998
Alison Taunton-Rigby, Ph.D. (3)	41,667	-	-	41,667
Kevin G. Wills	200,000	99,998	-	299,998

1)
Reflects the aggregate grant date fair value of stock awards granted during 2016 calculated in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718.  The grant date fair value of stock awards granted to the non-employee directors during 2016 was $11.94 per award. The following directors and former directors who served on the Board during 2016 had unvested stock awards outstanding as of December 31, 2016 as follows: Dr. England (15,421); Dr. Georgiou (8,375); Mr. Greczyn (13,028); Dr. Hudson (8,375); Mr. Karro (13,028); Dr. Keckley (13,028); Mr. Laughlin (13,028); Mr. Novelli (7,046); Mr. Shapiro (13,028); Dr. Taunton-Rigby (7,046); and Mr. Wills (15,421).

(2)
The following directors and former directors who served on the Board during 2016 had stock option awards outstanding as of December 31, 2016 as follows:  Dr. England (42,495); Mr. Karro (15,000); Dr. Keckley (15,000); Mr. Laughlin (15,000); Mr. Novelli (25,946); Dr. Taunton-Rigby (42,495); and Mr. Wills (27,026).

(3)	Mr. Novelli and Dr. Taunton-Rigby did not stand for re-election at the 2016 Annual Meeting of Stockholders.

Forward-Looking Statements

This Proxy Statement contains forward-looking statements, which are based upon current knowledge, assumptions, beliefs, estimates and expectations, involve a number of risks and uncertainties, and are subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief, or expectations of the Company, including, without limitation, all statements regarding the Company's future earnings and results of operations, and can be identified by the use of words like "may," "believe," "will," "expect," "project," "estimate," "anticipate," "plan," or "continue" and similar expressions.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary from those in the forward-looking statements as a result of various factors.  These factors include, but are not limited to, those described in Item 1A, Risk Factors, and Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations, of the Form 10-K, and those that will be described from time to time in the Company's filings with the Commission, including the Company's subsequent reports filed with the Commission on Form 10-K, Form 10-Q and Form 8-K, which are available on the Commission's website at www.sec.gov and on the Company's website at www.tivityhealth.com. We undertake no obligation to update or revise any such forward-looking statements.

Compensation Discussion and Analysis

Executive Summary

In 2016, our Named Executive Officers ("NEO") were as follows:

Name	Position

Donato Tramuto	Chief Executive Officer
Glenn Hargreaves (1)	Chief Accounting Officer and Interim Chief Financial Officer ("CFO")
Mary Flipse	Chief Legal Officer
Sean Slovenski (2)	Former President, Population Health
Alfred Lumsdaine (2)	Former Chief Financial and Administrative Officer
Sidney ("Sid") Stolz (3)	Former President, Network Solutions
Robert Dries (4)	Former Chief Financial Officer

(1)	Mr. Hargreaves was appointed Interim Chief Financial Officer in November 2016.
(2)
Messrs. Slovenski's and Lumsdaine's employments with the Company were terminated in July 2016 and November 2016, respectively, in connection with their acceptance of employment with Sharecare following the sale of the Company's TPHS business to Sharecare (as described below).

(3)	Mr. Stolz departed the Company in September 2016.
(4)	Mr. Dries departed the Company in October 2016.

Business and Leadership Changes

2016 was another year of significant transition in terms of the strategic direction of our business and leadership team, some of which had a direct impact on our executive compensation program.  Beginning in October 2015, we engaged in a comprehensive review of the Company's organization, business structure, costs, product offerings, and delivery.  As a result of this review, effective as of July 31, 2016, we sold our total population health services ("TPHS") business to Sharecare, Inc. ("Sharecare"). Results of operations for the TPHS business were classified as discontinued operations for 2016.

In January 2017, we rebranded and changed the name of the Company from Healthways, Inc. to Tivity Health, Inc. to better align with our portfolio of fitness and health improvement programs.  Through our existing three networks, SilverSneakers® - a fitness program for older adults, Prime® fitness, and WholeHealth LivingTM, we are focused on targeted population health for those aged 50 and older.

The changes in our business affected our executive leadership team during 2016 as follows:

•
In February 2016, Mr. Slovenski joined the Company as President, Population Health. Mr. Slovenski accepted employment with Sharecare following the sale of the TPHS business and left the Company in July 2016.

•
Mr. Lumsdaine agreed to accept employment with Sharecare following the sale of the TPHS business after ensuring a successful transition of his duties at the Company, and his employment with the Company terminated on November 4, 2016.

•
In August 2016, Mr. Dries joined the Company as Chief Financial Officer to replace Mr. Lumsdaine.  Mr. Dries left the Company in October 2016.  Due to the departure of Mr. Dries, Mr. Lumsdaine remained employed by the Company through November 4, 2016 to ensure a smooth transition to Mr. Hargreaves, who was appointed to serve as the Company's Interim CFO effective November 1, 2016.

•
In September 2016, as a result of the Company's strategic direction and organizational alignment, Mr. Stolz's employment as President, Network Solutions was terminated without cause under his employment agreement.

2016 Performance Highlights

The Company's performance from continuing operations during 2016 is summarized below:

•	2016 revenues from continuing operations increased by approximately 11% over 2015 to approximately $501 million;
•	2016 net income from continuing operations increased by approximately 29% over 2015 to approximately $56 million;
•	2016 diluted earnings per share from continuing operations increased by approximately 25% over 2015 to $1.47; and
•	The Company's annualized TSR for the one- and three-year periods ended December 31, 2016 was 77% and 14%, respectively, compared to 10% and 6% for the Russell 3000 Index.

Key Compensation Actions for 2016

The Compensation Committee of the Board (the "Committee") believes that the Company's 2016 executive compensation program was instrumental in attracting, retaining, and providing appropriate incentives for our NEOs to work toward the sale of the TPHS business and in motivating them to focus on the long-term best interests of our Company and its stockholders while also addressing the shorter term challenges resulting from the executive management team changes described above.  After considering the positive say-on-pay vote received from our stockholders at the 2016 Annual Meeting of Stockholders regarding our 2015 executive compensation program, input from our independent compensation consultant Frederic W. Cook & Co., Inc. ("Cook & Co."), and competitive and best practices, the Committee made the following key decisions with respect to executive compensation for 2016:

•
In February 2016, the Committee approved base salary merit increases for Messrs. Lumsdaine and Hargreaves and Ms. Flipse ranging from 3% to 3.5%.  In addition, the base salary for Mr. Hargreaves was increased for the period during which he serves as Interim CFO.

•
The Committee designed the short-term incentive program such that each NEO's short-term incentive target included a majority component (two-thirds) based on the Company's achievement of adjusted EBITDA (defined as earnings before interest, taxes, depreciation, and amortization excluding certain pre-defined costs, losses, and expenses, including but not limited to discontinued operations, restructuring charges, impairment losses, and litigation settlements) ("Adjusted EBITDA") less capital expenditures ("Capital Expenditures") ("Adjusted EBITDA Bonus") and a remaining component (one-third) based on achievement of his or her individual performance objectives ("Individual Performance Bonus").  The maximum amounts that each NEO could earn for the Adjusted EBITDA Bonus and the Individual Performance Bonus for the full year were 200% and 100% of target, respectively.  For 2016, the Company outperformed the goal for the Adjusted EBITDA Bonus established by the Committee, and therefore, certain NEOs earned short-term cash incentive awards that were above target.

•
In connection with the Company's reorganization into two primary businesses – Population Health and Network Solutions – and the contemplated sale of the TPHS business, the Committee approved a short-term performance award of $30,000 to Mr. Hargreaves in March 2016 to be paid if the Company achieved certain internal and external financial reporting requirements by the end of 2016.  In January 2017, the Committee determined that Mr. Hargreaves had achieved the objectives in 2016 to earn the award.

•
Messrs. Tramuto, Lumsdaine, and Stolz and Ms. Flipse did not receive an equity grant in 2016 due to the fact that they received "front-loaded" equity awards in 2015 that were granted as compensation for fiscal years 2016 through 2018.  In order to create alignment between Mr. Tramuto and his executive team, the Committee granted similar "front-loaded" equity awards to Messrs. Slovenski and Dries, who were hired in 2016.  These awards consisted of market stock units ("MSUs") that vest at the end of three years only upon the achievement of certain compounded annual total shareholder return ("TSR") goals over the three-year period and restricted stock units ("RSUs") that vest in three equal annual installments over three years.  Mr. Dries' equity awards were forfeited upon his departure from the Company, in accordance with their terms.  As discussed below, Mr. Slovenski's MSU awards vested at the target amount, and his RSU awards vested in full, in accordance with their terms, upon his departure from the Company.  Mr. Hargreaves did not participate in the "front-loaded" equity program and received an annual equity grant in 2016.

•
In connection with Mr. Hargreaves' appointment as Interim CFO effective November 1, 2016, the Committee approved a one-time equity grant to Mr. Hargreaves of RSUs that vest in full on the first anniversary of the grant date, as well as an increased annual base salary rate for the period during which Mr. Hargreaves serves as the Company's Interim CFO.

•
The Company exceeded the adjusted pretax income target established under its Amended and Restated Corporate and Subsidiary Capital Accumulation Plan (the "CAP"), a nonqualified deferred compensation plan.  As a result, each eligible NEO earned a discretionary contribution equal to 10% of his or her base earnings for 2016.

•	The Company entered into a Separation and General Release Agreement with Mr. Lumsdaine in connection with his transition to Sharecare that provided for the following:

o	On July 31, 2016, MSUs held by Mr. Lumsdaine were vested at the target award amount, and all options and RSUs held by Mr. Lumsdaine were fully vested.
o	All amounts contributed by the Company under the CAP for the benefit of Mr. Lumsdaine were vested in full as of July 31, 2016.
o
With respect to his short-term cash incentive award for 2016, Mr. Lumsdaine was eligible to receive (i) an award that was based upon his performance against individual performance objectives during the period beginning on January 1, 2016 and ending on June 30, 2016 and (ii) a pro rata award (pro-rated based on the portion of 2016 during which he was employed by the Company) that was based upon the Company's achievement of the Adjusted EBITDA target for 2016 established by the Committee, with the actual amount of such payment to be determined after the end of 2016.

•
With respect to his short-term cash incentive award for 2016, Mr. Slovenski was eligible to receive (i) an award that was based upon his performance against individual performance objectives during the period beginning on January 1, 2016 and ending on June 30, 2016 and (ii) a pro rata award (pro-rated based the portion of 2016 during which he was employed by the Company) that was based upon the Company's achievement of the Adjusted EBITDA target for 2016 established by the Committee, with the actual amount of such payment to be determined after the end of 2016.  On July 31, 2016, MSUs held by Mr. Slovenski were vested at the target award amount, in accordance with their terms, and all RSUs held by Mr. Slovenski were fully vested, in accordance with their terms.

•	Upon Mr. Dries departure from the Company in October 2016, the Company entered into a Separation Agreement and General Release with Mr. Dries that entitled him to receive:

o	Severance in an amount equal to 12 weeks of his regular base salary; and
o
The option to continue group health coverage through the Consolidated Omnibus Budget Reconciliation Act upon timely payment of the required premiums, with the Company subsidizing a portion of Mr. Dries' premiums for 12 weeks following the Separation Date.

The compensation decisions summarized above and described in detail below should be considered in the context of the significant changes the Company experienced in 2016.  The Committee remains committed to designing an executive compensation program that is performance-based, competitive, and clear in its design and objectives, and that aligns the interests of management with those of the Company's stockholders. The Committee will continue to evaluate the executive compensation program each year in light of market competitiveness and new facts and circumstances to ensure that our executive compensation strategies are aligned with our pay-for-performance compensation philosophy and our business objectives.  The Committee considers the results of the previous year's "say-on-pay" advisory vote on executive compensation and other feedback the Company receives from its stockholders in determining the Company's executive compensation policies and decisions.  This year's "say-on-pay" proposal is Proposal No. 2 in this Proxy Statement.

Summary of Compensation Practices

Below are the key features of our executive compensation program that we believe drive sustainable results, encourage executive retention, and align executive and stockholder interests.  We also highlight certain practices we do not do because we believe they do not align with our stockholders' long-term interests.

What We Do	What We Don't Do

✓ Reinforce our pay-for-performance philosophy by placing the majority of executive compensation "at risk" through linkage to our financial or market results

✓ Mitigate undue risk by having caps on incentive awards and a recoupment policy with respect to all performance-based compensation, including performance-based equity

✓ Maintain meaningful stock ownership and retention requirements

✓ Engage an independent compensation consultant who reports directly to the Compensation Committee and does not provide any other services to the Company

✓ Require double trigger change in control provisions for acceleration of equity awards in all equity awards for executive officers made after February 2014

✓ Balance incentives to reward the achievement of short-term operating goals and long-term shareholder value creation

✓ Periodically seek stockholder feedback on our executive compensation

X No excise tax gross-ups upon a change in control for employment agreements entered into or amended after February 2013

X No tax gross-ups on ongoing benefits (which do not include benefits associated with one-time events such as relocation) for current or future executive officers

X No granting of discounted stock options

X No repricing of stock options without stockholder approval

X No hedging or short sales of Company securities

X No pledging of Company securities

Impact of Say-on-Pay Vote Results

At the 2016 Annual Meeting of Stockholders, a majority (approximately 75%) of the shares that were actually voted on the proposal to approve the compensation of the Company's NEOs were in support of our executive compensation program as disclosed in the proxy statement relating to that meeting. The Committee has considered the outcome of the vote on executive compensation and believes it affirms our stockholders' support of our overall approach to executive compensation. Accordingly, we have attempted, to the extent possible in light of the changes in senior leadership and evaluation of the Company's strategy, to maintain that overall approach to executive compensation. The Committee will continue to consider the outcome of the annual vote on executive compensation when making future compensation decisions for our NEOs.

The Committee's Processes and Analyses

Role of Compensation Committee

The Committee sets and administers the policies that govern compensation of our executive officers, including:

•
Annually evaluating the performance of the CEO and other executive officers and determining the compensation level, including short- and long-term incentive compensation, for each such person based on this evaluation;

•	Reviewing and approving any changes in executive officer incentive compensation plans and equity-based compensation plans; and

•	Reviewing and approving all equity-based compensation plans of the Company and granting equity-based awards pursuant to such plans.

Only independent directors serve on the Committee. Based on the Committee's charter, the Committee may delegate any of its responsibilities to a subcommittee so long as such subcommittee is solely composed of one or more members of the Committee.

Executive Compensation Philosophy and Objectives

We seek to attract, retain and motivate talented individuals who are committed to the Company's mission and core values.  The Committee is committed to designing an executive compensation program that is performance-based, competitive, and clear in its design and objectives, and that aligns the interests of management with those of the Company's stockholders by rewarding executive officers when the Company achieves financial success.

The Committee believes that performance-based pay is key to achieving our financial and strategic objectives and meeting stockholder expectations.  The direct effect of this performance-based philosophy is that a majority of the total target compensation (excluding benefits and perquisites) that is set at the beginning of the year for an NEO is variable.  We consider compensation to be variable if the ultimate value realized may differ from the intended target compensation.  Variable compensation includes both our annual short-term incentive awards and long-term incentive ("LTI") awards.

The Committee strives to align executive compensation with the unique talent and business needs of Tivity Health, without encouraging excessive or unnecessary risk-taking, through the following objectives:

•
To attract, retain and motivate talented executives by providing overall compensation that is performance-based, fair to the executives and the stockholders, and takes into consideration both individual contribution and corporate performance;

•
To closely align the interests of executives with the long-term interests of the Company and its stockholders through a significant portion of each executive's total compensation opportunity based on long-term equity incentives tied to stock price performance and/or operational performance; and

•	To provide appropriate incentives for executives to work toward the achievement of our overall business goals with payouts tied directly to the successful achievement of such goals.

The Committee strives to design total compensation opportunities for Tivity Health executives that are competitive, but not excessive, as compared to market practice.  Market practice is generally defined as median compensation levels found among companies of acceptable size and business relative to Tivity Health.  Individual compensation targets may be above or below market based on the following factors:

•	The indivdual skills and experience of the executive;
•	The difficulty of attracting or replacing the executive; and

•	Importance of the position to Tivity Health.

In addition, actual compensation earned may be above or below market levels depending on the performance of the executive and the Company as a whole.

We use the following compensation vehicles to meet these objectives:

•	Base salaries;

•	Short-term incentives, based upon achieving clearly-defined financial and/or operational targets; and

•
Long-term incentives based on the achievement of financial performance, stock price performance, and/or business goals. To focus our executives on the Company's sustained performance over the long term, a majority of our target executive compensation is weighted toward long-term incentives.

The compensation vehicles may vary by executive based on role, responsibilities, and the executive's ability to influence Company performance and the achievement of key short- and long-term objectives.

On an annual basis, or more frequently as needed, the Committee reviews:

•	Its compensation philosophy, ensuring proper alignment with Tivity Health's principal business objectives;

•	Our executive compensation policies in light of our financial performance, annual budget, long-term objectives, and competitive and best practices; and
•	The compensation of individual executives in light of such executive's contribution and performance and the Committee's executive compensation policies for that year.

As a result of our balance of short- and long-term incentives, our use of different types of equity compensation awards that provide a balance of incentives, our cap on incentive awards, our recoupment policy (which permits the Committee, in its discretion, to recover incentive-based compensation from our executive officers in the event of a restatement of our financial results or non-compliance with our Code of Business Conduct to the material detriment of the Company), our anti-hedging and anti-pledging policies, and our stock ownership guidelines, the Committee believes that our executive compensation program and governance policies do not encourage our management or colleagues to take risks reasonably likely to have a material adverse effect on our business.

The Committee also believes that our compensation strategies are aligned with our compensation philosophy, long-term performance, and Company culture, which places significant value on high-performing individuals, and that those strategies promote individual responsibility for collective long-term success.

As discussed in further detail throughout this Compensation Discussion and Analysis, and based on Company performance in 2016, the Committee believes that 2016 executive compensation was reasonable and appropriate.

Setting Compensation

In addition to its annual review of executive compensation, the Committee retains an independent compensation consultant to review the Company's executive compensation practices.  The Committee also employs several tools to set executive compensation targets that meet the Company's objectives.  The Committee has engaged Cook & Co. since September 2013 to provide independent executive compensation advisory services.  The independent compensation consultant reports directly to the Committee and provides no other services to the Company.  The Committee uses the following tools to set compensation:

•	Assessment of individual performance.

o
At the beginning of each year, the Committee meets with the CEO to review and approve performance objectives for the upcoming year for the CEO and the other NEOs.  After the end of the year, the CEO delivers to the Committee individual performance evaluations and compensation recommendations for each other NEO.  The Committee determines compensation adjustments for each other NEO based on a variety of factors, such as a competitive compensation analysis; the Committee's assessment, taking into account the CEO's input, of each other NEO's individual performance; the Company's performance; and the Committee's judgment based on such NEO's interactions with the Board.

o
After the end of the year, the CEO presents to the Committee a self-assessment of his performance for the year based on his established performance objectives.  The Committee conducts a confidential review of the CEO's performance for the previous year and discusses and recommends to the independent directors any compensation adjustment for the upcoming year based on the competitive compensation analysis, its assessment of the CEO's performance in light of the pre-approved performance objectives, the Company's performance, and the level of CEO compensation relative to the other NEOs.

•	Assessment of Company performance.

o
In addition to each NEO's individual performance, the Committee also considers the Company's overall performance in determining executive compensation.  When evaluating the relationship between the CEO's pay and Company performance, the Committee considers both reported pay (as reflected in the Summary Compensation Table) and realized pay for the CEO in recent years (as applicable).

•	Compensation market data.

o
The Committee reviews NEO compensation against external references to help guide compensation decisions.  The Committee does not use particular formulas or target specific market pay positions when determining compensation levels of a particular officer position but instead uses external comparisons to provide a point of reference.  The external references may include peer group analysis (see below) and/or commercially available, broad-based, comparative market compensation survey reports developed by independent professional organizations (collectively, the "Survey Reports").  The Survey Reports cover a significant number of companies across a broad range of industries.  To support the Committee's review and evaluation, management, and if applicable, an independent compensation consultant, provides the Committee with information compiled from the Survey Reports.

o
The Committee recognizes that we compete locally and nationally for talent with companies much larger than those included in our compensation peer group.  These larger companies aggressively recruit for the best qualified talent in particularly critical functions.  As a result, to attract and retain talent, the Committee may from time to time determine that it is in the best interests of our Company and its stockholders to provide compensation packages that deviate from the external market references.

Executive Compensation for 2016

Program Elements

The 2016 executive compensation program consisted of:

•	Base salaries;

•	Short-term cash incentive awards, based on achieving clearly-defined financial, operational, or financial reporting targets; and

•
LTI awards that are based on service and stock price performance.  To focus our executives on the Company's sustained performance over the long term, a majority of our target executive compensation is weighted toward long-term incentives.

  2016 Peer Group

At the end of 2015, Cook & Co. conducted a review of our peer group, beginning with the companies that comprised the peer group in 2015.  Cook & Co. applied certain criteria in developing the 2016 Peer Group such as industry sector, revenues, and market capitalization.  With regard to revenue and market capitalization, Cook & Co. only evaluated comparable companies with revenues ranging from $350 million to $1.5 billion and then-current market capitalization between $200 million and $2 billion.  Cook & Co. also considered in its analysis companies included in the peer groups used by certain proxy advisory firms in their pay-for-performance assessments.  All of the companies that comprised the peer group in 2015 were considered to be appropriate for inclusion in our 2016 peer group, except for two companies that were removed (Bio-Reference Laboratories and Skilled Healthcare) due to the fact that they were each acquired in 2015.  Our revised peer group consists of the following companies (the "2016 Peer Group"), whose compensation levels were used as competitive comparisons when reviewing our NEO compensation for 2016.  The median revenue for the latest four quarters and the median market capitalization as of December 31, 2015 for companies in our 2016 Peer Group were $772 million and $1.1 billion, respectively.

Advisory Board	CorVel	MedAssets
Air Methods	Ensign Group	National Healthcare
Alliance Healthcare Services	ExamWorks Group	Omnicell
Amedisys	Hanger Orthopedic	Providence Service Corp
AMN Healthcare Services	IPC The Hospitalist Company	Quality Systems
BioScrip	LHC Group	WebMD Health

Compensation Decisions for 2016

Based on the positive say-on-pay vote received from our stockholders at the 2016 Annual Meeting of Stockholders regarding our 2015 executive compensation program, input from our independent compensation consultant Cook & Co., and competitive and best practices, the Committee maintained an executive compensation structure generally consistent with the 2015 program.  However, as previously described under "Executive Summary," there were a number of significant changes for our Company in 2016, including the sale of the TPHS business and executive leadership changes, some of which had a direct impact on the decisions made by the Committee with regard to 2016 executive compensation.

The Committee believes that the Company's 2016 executive compensation program was instrumental in attracting, retaining, and providing appropriate incentives for our NEOs to work toward the sale of the TPHS business and in motivating them to focus on the long-term best interests of our

Company and its stockholders while also addressing the shorter term challenges resulting from the executive management team changes described above.

The compensation decisions described below should be considered in context of the significant changes the Company faced in 2016.  The Committee remains committed to designing an executive compensation program that is performance-based, competitive, and clear in its design and objectives, and that aligns the interests of management with those of the Company's stockholders.

In general, and based on the methodology described under the heading "Compensation Market Data" on page 31, the Committee believes compensation levels for the NEOs are appropriate.

Employment Agreement with Mr. Slovenski

In connection with Mr. Slovenski's appointment as President, Population Health, on February 8, 2016, the Company and Mr. Slovenski entered into an employment agreement pursuant to which Mr. Slovenski was entitled to receive the following:

•	An initial base salary of $450,000;
•
Short-term incentive or bonus or LTI awards, if any, to be determined and paid to Mr. Slovenski in accordance with the terms and conditions of the Company's bonus plan and/or LTI plan, as applicable; and

•	Eligibility to participate in all applicable benefits plans that are maintained by the Company.

Additionally, in connection with his hire, Mr. Slovenski received "front-loaded" equity awards as compensation for fiscal years 2016 through 2018, consisting in the aggregate of the following:

•	An award of 61,531 RSUs, which were scheduled to vest in three equal annual installments over three years; and
•
An award of MSUs, pursuant to which Mr. Slovenski was entitled to receive 110,109 shares of Common Stock upon achievement of a 3-year annualized TSR of 15%, 154,153 shares of Common Stock upon achievement of a 3-year annualized TSR of 30%, and a maximum of 198,196 shares of Common Stock upon achievement of a 3-year annualized TSR of 45% or more (the number of shares earned between such intervals to be calculated based on a linear interpolation).

The equity award agreements for Mr. Slovenski provided, among other things, that if Mr. Slovenski terminated his employment with the Company within 12 months following a disposition of the TPHS business in order to provide services to the acquiring entity, then on the date of his termination (i) MSUs would vest at the greater of (a) the target number of MSUs or (b) the number of MSUs that would vest if the performance goals that had been achieved as of the date of his termination of employment had in fact been achieved as of the end date of the performance period, and (ii) RSUs would vest.  As discussed above, Mr. Slovenski accepted employment with Sharecare in connection with the sale of the TPHS business.  On July 31, 2016, MSUs held by Mr. Slovenski were vested at the target award amount, and all RSUs held by Mr. Slovenski were fully vested, in accordance with their terms.

Employment Agreement with Mr. Dries

In connection with Mr. Dries' appointment as the Company's CFO on August 22, 2016, the Company and Mr. Dries entered into an employment agreement pursuant to which Mr. Dries was entitled to receive the following:

•	An initial base salary of $375,000;
•	Short-term incentive or bonus or LTI awards, if any, to be determined and paid to Mr. Dries in accordance with the terms and conditions of the Company's bonus plan and/or LTI plan, as applicable; and
•	Eligibility to participate in all applicable benefits plans that are maintained by the Company.

Additionally, in connection with his hire, Mr. Dries received "front-loaded" equity awards as compensation for fiscal years 2016 through 2018, consisting in the aggregate of the following:

•	An award of 33,000 RSUs, which were scheduled to vest in three equal annual installments over three years; and
•
An award of MSUs, pursuant to which Mr. Dries was entitled to receive 33,000 shares of Common Stock upon achievement of a 3-year annualized TSR of 15%, 46,200 shares of Common Stock upon achievement of a 3-year annualized TSR of 30%, and a maximum of 59,400 shares of Common Stock upon achievement of a 3-year annualized TSR of 45% or more (the number of shares earned between such intervals to be calculated based on a linear interpolation).

As noted above, Mr. Dries left the Company in October 2016, at which time his equity awards were forfeited in accordance with their terms.

Base Salary

In establishing base salaries for 2016, the Committee considered the Company's 2016 budget for salary increases as well as each NEO's performance and responsibilities, recommendations of the CEO, internal pay equity, pay relative to the market, and the date of each NEO's last salary increase.  In February 2016, the Committee approved merit increases for Messrs. Hargreaves and Lumsdaine and Ms. Flipse based on their performance in 2015 and determined that there would be no base salary increases for Messrs. Tramuto or Stolz.  In November 2016, in connection with Mr. Hargreaves' appointment as Interim CFO (following Mr. Lumsdaine's transition to Sharecare and Mr. Dries' departure from the Company), the Committee approved an increased annual base salary rate equal to $350,000 for the period during which Mr. Hargreaves serves as the Company's Interim CFO.

Annualized Base Salary ($000s)

Name	2016 Base Salary	2015 Base Salary (at end of year)	Percentage Increase	Date of Previous Increase

Donato Tramuto	$850	$850	n/a	n/a
Glenn Hargreaves	$350 (1)	$278 (1)	25.9%	02/2015
Mary Flipse	$335	$325	3%	02/2015
Sean Slovenski	$450	Hired in 2016	n/a	n/a
Alfred Lumsdaine	$430	$415 (2)	3.5%	07/2014 (2)
Sid Stolz	$410	$410	0%	n/a
Robert Dries	$375	Hired in 2016	0%	n/a

(1)
In February 2016, Mr. Hargreaves received a merit increase of 3.5%, which increased his annual salary to approximately $288,000 from approximately $278,000.  As noted above, beginning on November 1, 2016, Mr. Hargreaves' salary was temporarily set at $350,000 for the period during which he serves as the Company's Interim CFO.

(2)
Mr. Lumsdaine received a temporary salary increase in 2015 (to an annual base salary rate equal to $650,000) during the time he served as the Company's Interim President and CEO, which is not reflected in the table above.

Short-Term Cash Incentive Awards

We offer short-term cash incentive awards to NEOs to align their annual compensation with the Company's financial objectives for the current year.  For 2016, the Committee designed the short-term incentive program such that the Adjusted EBITDA Bonus comprised two-thirds of each NEO's short-term incentive target and the Individual Performance Bonus comprised the remaining one-third of target.  The maximum amounts that each NEO could earn for the Adjusted EBITDA Bonus and the Individual Performance Objectives Bonus for the full year were 200% and 100% of target, respectively.

Short-Term Cash Incentive Target Percentages

Short-term cash incentive targets (expressed as a percentage of base salary) were set based on target percentages that correspond with each NEO's internal job grade.  In 2016, we made no changes to the alignments between our internal job grade structure and short-term incentive target percentages for NEOs.  The Committee believes that the short-term cash incentive targets are market competitive and that they establish the appropriate level of at-risk annual cash incentive and drive the achievement of annual performance goals.

Short-Term Cash Incentive Targets (as a percentage of base earnings)

Name	2016	2015

Donato Tramuto	100%	n/a (1)
Glenn Hargreaves	55% (2)	45%
Mary Flipse	50%	50%
Sean Slovenski	55%	n/a (1)
Alfred Lumsdaine	55%	55%
Sid Stolz	55%	n/a (1)
Robert Dries	50% (3)	n/a (1)

(1)	NEO was not eligible to participate in the short-term cash incentive program for 2015 based on hire date.

(2)
Mr. Hargreaves' short-term cash incentive target was 45% through October 31, 2016 and was temporarily increased to 55% beginning on November 1, 2016 for the period during which Mr. Hargreaves serves as the Company's Interim CFO.

(3)	Mr. Dries ultimately did not meet the eligibility criteria to participate in the short-term cash incentive program for 2016 based on the terms of his departure from the Company in October 2016.

Adjusted EBITDA Bonus

Generally consistent with 2014 and 2015, the performance metric for short-term cash incentive awards for 2016 was Adjusted EBITDA less Capital Expenditures, which was used as the metric for both earning and funding short-term cash incentive awards.  The Committee believes that Adjusted EBITDA less Capital Expenditures provides a specific measure of operating and financial performance and aligns our executives with our short-term business goals for EBITDA growth.

The short-term cash incentive pool began funding when Adjusted EBITDA less Capital Expenditures exceeded a certain threshold (the "Adjusted EBITDA Threshold").  Fifty percent of every dollar in excess of the Adjusted EBITDA Threshold funded the Bonus Pool until it reached 100% of target.  Thereafter, 25% of every dollar in excess of the Adjusted EBITDA Threshold funded the Bonus Pool until it reached the maximum of 200% of target.

Except for Mr. Stolz, each eligible NEO was to begin earning an Adjusted EBITDA Bonus when Adjusted EBITDA less Capital Expenditures for the total Company for 2016 exceeded the Adjusted EBITDA Threshold for the total Company (i.e., prior to the sale of the TPHS business) of $59 million.  Based on actual Adjusted EBITDA less Capital Expenditures (before accruing the short-term incentive award described herein) for the total Company of $113.4 million for 2016, each eligible NEO (except for Mr. Stolz) earned an Adjusted EBITDA Bonus of 200% of target.  As previously described, Adjusted EBITDA for 2016 excludes discontinued operations, among other things, and the TPHS business was classified as discontinued operations for 2016.  Mr. Stolz (President, Network Solutions) began earning an Adjusted EBITDA Bonus when Adjusted EBITDA less Capital Expenditures for the Network Solutions business exceeded the Adjusted EBITDA Threshold for the Network Solutions business of $142.7 million.  Based on actual Adjusted EBITDA less Capital Expenditures for the Network Solutions business (before accruing the short-term incentive award described herein) of $154.3 million, Mr. Stolz earned an Adjusted EBITDA Bonus of 178% of target.

The Adjusted EBITDA Bonus described above for each of Messrs. Stolz, Slovenski, and Lumsdaine was pro-rated based on his eligible earnings during the period beginning on January 1, 2016 through the date of his departure.  Mr. Dries did not receive an Adjusted EBITDA Bonus as he did not meet the eligibility criteria.

Individual Performance Bonus

The NEOs' individual performance objectives were established for two distinct periods – January through June 2016 (the "First Half") and July through December 2016 (the "Second Half") – and were set forth in a balanced scorecard specific to each NEO.  Each scorecard contained individual objectives in the four categories of financial, customer, operational, and people and culture.  Based on the CEO's evaluation of each other NEO and the Committee's evaluation of the CEO, each eligible NEO met or exceeded his or her individual objectives to earn a First Half Individual Bonus, and Messrs. Tramuto and Hargreaves and Ms. Flipse met or exceeded their individual objectives to earn a Second Half Individual Bonus.

Messrs. Stolz, Slovenski, and Lumsdaine received a First Half Individual Bonus based on their latest performance evaluation and were not eligible to receive a Second Half Individual Bonus.  Mr. Dries did not receive an Individual Performance Bonus as he did not meet the eligibility criteria.

Special Short-Term Performance Award

In connection with the Company's reorganization into two primary businesses – Population Health and Network Solutions – and the contemplated sale of the TPHS business, the Committee approved a short-term performance award of $30,000 to Mr. Hargreaves in March 2016 to be paid if the Company achieved certain internal and external financial reporting requirements by the end of 2016.  In January 2017, the Committee determined that Mr. Hargreaves had achieved the objectives in 2016 to earn the award.  This award is not reflected in the table below.

Short-Term Cash Incentive Payouts for 2016 ($000s)

	2016 at Target			2016 Actual Payout
Name	Individual Performance Bonus	Adjusted EBITDA Bonus	Total	Individual Performance Bonus	Adjusted EBITDA Bonus	Total

Donato Tramuto	$283	$567	$850	$283	$1,134	$1,417
Glenn Hargreaves	$47	$92	$139	$47	$184	$231
Mary Flipse	$56	$111	$167	$56	$222	$278
Sean Slovenski	$83	$165	$248	$32	$159	$191
Alfred Lumsdaine	$78	$157	$235	$41	$272	$313
Sid Stolz	$75	$150	$225	$35	$194	$229
Robert Dries (1)	$63	$125	$188	$0	$0	$0

(1)	Mr. Dries ultimately did not meet the eligibility criteria to participate in the short-term cash incentive program for 2016 based on the terms of his departure from the Company in October 2016.

Long-Term Incentive Awards

The Committee believes that our LTI compensation is a key component of our retention strategy and is integral to our ability to achieve our performance goals.  LTI awards are generally granted annually to eligible employees, including our NEOs.  LTI awards are typically made during the first quarter after the Committee has had the opportunity to review the previous year's full year results, expected performance for the current year, and the Company's long-range business plan (to the extent a sufficient number of shares is available under the Company's equity incentive plan).  Awards are granted on the date of the Committee's approval.  The Committee may also approve additional equity-based awards in certain special circumstances, such as upon an officer's initial employment with the Company, the promotion of an officer to a new position or in recognition of special contributions made by an officer.

The table below summarizes the types of long-term incentives granted to the NEOs during 2016 and the objective for using each of the incentives to align the interests of the NEOs and the stockholders.

Incentive	Objective
RSUs	Encourage executive retention, align management and stockholder interests, and minimize stockholder dilution
MSUs	Reward creation of value for stockholders

2016 Annual Equity Awards

The CEO and his direct reports (Messrs. Tramuto, Lumsdaine, and Stolz and Ms. Flipse) received "front-loaded" equity awards in 2015 that were granted as compensation for fiscal years 2016 through 2018; therefore, they did not receive an annual equity award in 2016.  In order to create alignment between Mr. Tramuto and his executive team, the Committee granted similar "front-loaded" equity awards to Messrs. Slovenski and Dries upon their hire in 2016, as described more fully below.

Prior to his appointment as Interim CFO, Mr. Hargreaves received an annual equity award in March 2016 consisting of MSUs and RSUs similar to those described in the preceding paragraph, as set forth below:

Name	RSUs (1)	MSUs (2)	Fair Value of LTI Grant at Target

Glenn Hargreaves	9,524	9,524	$161,718

(1)	RSUs vest in three equal annual installments over three years.
(2)
Represents number of awards at target.  MSUs vest at the end of three years only if compounded annual TSR over the three-year vesting period equals at least 15% (target).  Mr. Hargreaves may earn up to a maximum of 140% of the target award shares if compounded annual TSR over the three-year vesting period equals at least 30%, with earned amounts above the 15% and below the 30% thresholds determined by the Committee using straight-line interpolation.

In addition to the equity awards set forth above, Mr. Hargreaves received a one-time equity grant in connection with his appointment as Interim CFO in November 2016 consisting of 10,000 RSUs that vest in full on the first anniversary of the grant date and having a grant date fair value of $238,000 to reflect his increased responsibilities following the departure of our former CFO and to encourage his retention throughout the CFO search process and beyond.

"Front-Loaded" Equity Awards Granted in 2016 as Compensation for Fiscal Years 2016-2018

The following table sets forth the three-year "front-loaded" equity awards granted to Messrs. Slovenski and Dries upon their hires in February 2016 and August 2016, respectively.  These awards were granted as compensation for fiscal years 2016 through 2018 and consisted of MSUs that vest at the end of three years only upon the achievement of certain compounded annual TSR goals over the three-year period and RSUs that vest in three equal annual installments over three years.

Name	RSUs (1)	MSUs (2)	Fair Value of LTI Grant at Target	Annualized Fair Value of LTI Grant at Target

Sean Slovenski	61,531	110,109	$1,525,036	$508,345
Robert Dries	33,000	33,000	$1,419,000	$473,000

(1)	RSUs vest in three equal annual installments over three years.
(2)
Represents number of awards at target.  MSUs vest at the end of three years only if compounded annual TSR over the three-year vesting period equals at least 15% (target).  The NEOs could have earned more than the target number of shares if compounded annual TSR exceeds 15%, as shown in the table below; however, as noted above, Mr. Slovenski's MSUs were vested at the target award amount, and Mr. Dries' MSUs were forfeited.

TSR Goals for MSU Awards – Slovenski and Dries

At the date of grant, the number of MSUs to be earned was to be determined based on the compounded annual TSR of the Company's stock over the three-year period beginning on the grant date.  Compounded annual TSR was to be calculated using a beginning price equal to the closing price of the Common Stock on the grant date.  The target MSU awards set forth in the table above for Messrs. Slovenski and Dries would be multiplied by the applicable percentage set forth in the table below (rounded to the nearest full share), with earned amounts above the 15% and below the 30% thresholds and above the 30% and below the 45% thresholds listed below determined by the Committee using straight-line interpolation:

Compounded Annual TSR	Percentage of Target Award Earned

Less than 15%	0%
15%	100%
30%	140%
45% or more	180%

Following Mr. Slovenski's transition to Sharecare upon the sale of the TPHS business, on July 31, 2016, MSUs held by Mr. Slovenski were vested at the target award amount, in accordance with their terms, and all RSUs held by Mr. Slovenski were fully vested, in accordance with their terms.  Mr. Dries' equity awards were forfeited upon his departure from the Company, in accordance with their terms.

Stock Ownership and Retention Guidelines

Our stock ownership and retention guidelines require currently employed NEOs to maintain a minimum ownership in the Company's Common Stock calculated as a multiple of their base salary aligned with their job responsibility (at least 3.75 times base salary for Mr. Tramuto and 1.8 times base salary for Mr. Hargreaves and Ms. Flipse).  NEOs must retain 75% of the net number of shares acquired (after payment of exercise price, if any, and taxes) upon the exercise of all stock options and upon the vesting of all RSUs, and MSUs granted until they achieve the required multiple of base salary.  All NEOs are currently in compliance with the guidelines.  NEOs who do not comply with the guidelines may not be eligible for future equity awards.

Retirement Plans

401(k) Plan

The Committee believes that an important aspect of attracting and retaining qualified individuals to serve as NEOs involves providing a means to save for retirement.  As part of the Company's Retirement Savings Plan (the "401(k) Plan"), which is based on a calendar year, the Company matches 52 cents of each dollar of a participant's voluntary salary contributions (up to a maximum of 6% of base salary).  The annual maximum participant voluntary salary contribution, which is established by the Internal Revenue Service, was $18,000 for 2016, plus a "catch-up" contribution limit for those over 50 years old of $6,000.  With respect to the 2016 plan year, all of the Company's matching contribution was in cash.  Employees are credited with 20% vesting in Company contributions each year during their first five years of service such that after five years of service, employees are fully vested in all prior and future Company matching contributions to the 401(k) Plan.  These matching contributions are payable pursuant to the provisions of the 401(k) Plan.  All of the NEOs are eligible to participate in the 401(k) Plan.

Amended and Restated Corporate and Subsidiary Capital Accumulation Plan

The CAP is a nonqualified deferred compensation plan in which certain domestic employees and all of the NEOs are eligible to participate.  On behalf of CAP participants, the Company contributes (1) a mandatory contribution, which is a percentage of the participant's voluntary salary deferrals into the CAP, and (2) a discretionary contribution, which is earned if the Company achieves pre-established performance targets for the year.  Beginning in 2017, there will no longer be a Company discretionary contribution.

For 2016, each CAP participant was eligible to voluntarily defer up to 10% of such participant's eligible base earnings.  The Company's mandatory contribution was 52 cents for each dollar of the participant's voluntary salary contributions up to a maximum of 6% of eligible base earnings; provided, however, that the aggregate of the Company's mandatory contribution under the CAP and the Company's matching contributions under the 401(k) Plan cannot exceed 52% of 6% of the participant's eligible base earnings for the year.

The Company's discretionary contribution ranged between 0% and 10% of a participant's base earnings for 2016, depending on the Company's performance against pre-established performance targets.  For 2016, the Company's discretionary contribution began at adjusted pre-tax income (pre-tax income excluding LTI, bonus, and certain pre-defined costs, losses, and expenses, including but not limited to discontinued operations, restructuring charges, impairment losses, and litigation settlements) of $50 million.  Based on 2016 actual adjusted pre-tax income of $98.8 million, the Company made a discretionary contribution to the CAP for 2016 equal to 10% of each participant's base earnings for 2016.

The Company's contributions to the CAP vest equally over four years from the effective date of the contribution, and vested amounts are paid out upon the earliest of (1) one year following termination of employment, (2) one year following normal or early retirement, as defined in the 2014 Stock Plan, (3) 90 days following death or disability, or (4) a date selected prior to the beginning of each CAP year by the employee, but in no event will this selected date be earlier than four years from the beginning of the CAP year.  In certain instances, payments upon termination of service may be delayed six months pursuant to Section 409A of the Code.  For 2016, CAP account balances earned interest at 3.04%.  The CAP is not funded and is carried as an unsecured obligation of the Company.

Severance and Change in Control Benefits

The Committee believes that reasonable severance and change in control benefits are necessary in order to recruit and retain effective executives.  These severance benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time and are a product of a generally competitive recruiting environment within our industry.  The Committee also believes that a change in control arrangement provides an appropriate level of security to an executive that will likely reduce the reluctance of that executive to pursue a change in control transaction that could be in the best interests of our stockholders.  Although the Committee independently reviews the potential severance and change in control payments in light of their reasonableness as part of negotiating employment agreements with our executive officers, the Committee typically does not consider the value of potential severance and change in control payments when assessing annual compensation because severance payments as a result of a change of control are contingent in nature and have primary purposes unrelated to ordinary compensation.  For a detailed discussion of potential severance and change in control benefits as well as an estimate of the amounts that would have been payable had they been triggered as of the end of 2016, see "Potential Payments Upon Termination or Change in Control of the Company," beginning on page 54.

Perquisites and Other Benefits

NEOs are eligible for benefits generally available to and on the same terms as the Company's employees who are categorized as exempt for purposes of the Fair Labor Standards Act.  Those benefits include health, disability, dental and life insurance. Additionally, in 2016, the Company paid: relocation expenses on behalf of Mr. Tramuto. These payments are discussed in the footnotes to the Summary Compensation Table on page 44.

Tax Deductibility of Compensation

Section 162(m) limits the Company's ability to deduct on its tax return compensation over $1.0 million to the NEOs, other than the CFO, serving at the end of the year unless, in general, the compensation is paid pursuant to a plan that is performance-related, non-discretionary, and approved by the Company's stockholders. The Committee considered the impact of Section 162(m) in setting compensation for 2016 consistent with the Company's compensation philosophy and objectives.  Because the Committee believes that stockholder interests are best served if it retains discretion and flexibility in awarding compensation to our NEOs, even where the compensation paid under such programs may not be fully deductible, the Committee reserves the authority to award compensation that may not be deductible, in whole or in part, as a result of Section 162(m) as deemed appropriate.  Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, the Company cannot assure that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

Compensation Decisions for 2017

For 2017 and beyond, the Committee remains committed to designing an executive compensation program that is performance-based, competitive, and clear in its design and objectives, and that aligns the interests of management with those of the Company's stockholders. The Committee will continue to evaluate the executive compensation program each year in light of market competitiveness and new facts and circumstances to ensure that our executive compensation strategies are aligned with our pay-for-performance compensation philosophy and our business objectives.

In late 2016, Cook & Co. reevaluated our competitive comparisons and conducted a thorough review of our peer group in light of our business and size following the sale of the TPHS business.  Our 2017 peer group consists of the following companies (the "2017 Peer Group"), whose compensation levels were used as competitive comparisons when reviewing our NEO compensation for 2017.  The median revenue for the latest four quarters and the median market capitalization as of October 31, 2016 for companies in our 2017 Peer Group were $509 million and $1.2 billion, respectively.

Advisory Board	CRA International	LHC Group
Alliance Healthcare Services	Exponent	National Research
BioScrip	HMS Holdings	Omnicell
CorVel	INC Research Holdings	Quality Systems
Cotiviti Holdings	Inovalon Holdings	WebMD Health

Following is a summary of compensation decisions with respect to the NEOs for 2017:

Base Salaries

In establishing base salaries for 2017, the Committee considered each NEO's performance and responsibilities, CEO recommendations, internal pay equity, pay relative to the market, and date of the last salary increase.  The Committee determined that there would be no base salary increase for Messrs. Tramuto and Hargreaves for 2017 and that there would be a merit increase (effective February 2017) for Ms. Flipse based on her performance in 2016.

Annualized Base Salary ($000s)

Name	2017 Base Salary	2016 Base Salary (at end of year)	Percentage Increase	Date of Previous Increase

Donato Tramuto	$850	$850	n/a	n/a
Glenn Hargreaves	$350 (1)	$350 (1)	n/a	02/2016
Mary Flipse	$350	$335	4.6%	02/2016

(1)
Mr. Hargreaves' salary is temporarily set at $350,000 for the period during which he serves as the Company's Interim CFO.  Prior to the temporary increase in his salary, Mr. Hargreaves' base salary was approximately $288,000.

Short-Term Incentive Award

Similar to 2016, each NEO's short-term incentive target includes a majority component (75%) based on the Company's achievement of adjusted EBITDA goals and a remaining component (25%) based on achievement of his or her individual performance objectives.

There were no changes to any of the NEOs' individual short-term incentive targets from the levels established at the end of 2016.  The NEOs' potential award payouts are capped at 175% of the target award amount.

Short-Term Incentive Targets for 2017 (as a percentage of base salary)

Name	Short-term Incentive

Donato Tramuto	100%
Glenn Hargreaves	55% (1)
Mary Flipse	50%

(1)	Mr. Hargreaves' short-term incentive target is temporarily set at 55% for the period during which he serves as the Company's Interim CFO.

Short-Term Cash Incentive Performance Measure

The performance metric for short-term cash incentive awards for 2017 is adjusted EBITDA, which will be used as the metric for both earning and funding short-term cash incentive awards.  The Committee believes that adjusted EBITDA provides a specific measure of operating performance and aligns our executives with our short-term business goals for EBITDA growth.

Long-Term Incentive Grants

Mr. Tramuto and Ms. Flipse received "front-loaded" LTI grants in 2015 as compensation for fiscal years 2016 through 2018.  While the Company continues to evaluate the CFO position, the Committee has not yet determined what Mr. Hargreaves' equity award, if any, will be for 2017.

Compensation Committee Report

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed for any purpose, including for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section, or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Form 10-K.

Respectfully submitted,

Conan J. Laughlin, Chairman
Mary Jane England, M.D.
Archelle Georgiou, M.D.
Bradley S. Karro

Compensation Committee Interlocks and Insider Participation

During 2016, the Committee was composed of Dr. England and Messrs. Laughlin and Karro for the entire year, Dr. Georgiou from the Company's 2016 Annual Meeting of Stockholders through the end of the year, and Dr. Taunton-Rigby from January 1 through the Company's 2016 Annual Meeting of Stockholders (at which time she did not stand for re-election to the Board).  None of these persons has at any time been an officer or employee of the Company or any of the Company's subsidiaries.  In addition, there are no relationships among the Company's executive officers, members of the Committee or entities whose executives serve on the Board or the Committee that require disclosure under applicable Commission regulations.

Summary Compensation Table

The following table provides information regarding compensation to our NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
				(1)	(2)	(3)
Donato Tramuto Chief Executive Officer	2016 2015	$850,000 $130,769	$-- $1,250,000	$-- $4,900,758	$1,416,667 $--	$289,744 (4) $258,543	$2,556,411 $6,540,070
Glenn Hargreaves Interim Chief Financial Officer	2016 2015 2014	$295,848 $275,564 $257,500	$35,000 (5) $-- $--	$399,718 (6) $175,001 $367,915	$260,600 (7) $-- $8,575	$40,911 $10,371 $35,140	$1,032,077 $460,936 $669,130
Mary Flipse Chief Legal Officer	2016 2015 2014	$333,438 $319,862 $277,803	$-- $-- $--	$-- $1,098,126 $367,915	$277,865 $-- $9,251	$35,129 $1,708 $37,922	$646,432 $1,419,696 $692,891
Sean Slovenski Former President, Population Health	2016	$216,346	$--	$1,525,036 (8)	$191,210	$7,525	$1,940,117
Alfred Lumsdaine Former Chief Financial and Administrative Officer	2016 2015 2014	$369,749 $524,365 $398,731	$-- $-- $--	$-- $2,222,990 $893,493	$312,533 $-- $16,228	$20,323 $19,433 $54,732	$702,605 $2,766,788 $1,363,184
Sid Stolz Former President, Network Solutions	2016 2015	$298,038 $69,385	$-- $--	$-- $1,197,712	$229,212 $--	$839,241 (9) $2,478	$1,366,491 $1,269,575
Robert Dries Former Chief Financial Officer	2016	$73,558	$--	$1,419,000 (8)	$--	$86,849 (10)	$1,579,407

(1)
Reflects the aggregate grant date fair value of stock awards granted during the respective period calculated in accordance with FASB ASC Topic 718.  For additional detail regarding the assumptions used in the calculation of these fair value amounts, see Note 12 to our audited financial statements for the fiscal year ended December 31, 2016, included in the Form 10-K filed with the Commission on March 6, 2017.

In 2016, stock awards for Messrs. Hargreaves, Slovenski, and Dries include the aggregate compensation cost to be recognized for the MSU awards assuming 100% of target shares would be earned at the end of the three-year performance period. Assuming the highest level of performance conditions will be achieved, the value of the award at the grant date (i.e., the maximum potential shares multiplied by the fair value per share on the grant date) for each of our NEOs who received MSUs is as follows: Mr. Hargreaves ($86,404); Mr. Slovenski ($1,530,073); and Mr. Dries ($1,081,080).

In 2015, stock awards for Messrs. Tramuto, Lumsdaine and Stolz and Ms. Flipse include the aggregate compensation cost to be recognized for the MSU awards assuming 100% of target shares would be earned at the end of the three-year performance period. Assuming the highest level of performance conditions will be achieved, the value of the award at the grant date (i.e., the maximum potential shares multiplied by the fair value per share on the grant date) for each of our NEOs who received MSUs is as follows: Mr. Tramuto ($3,006,000); Mr. Lumsdaine ($1,048,950); Ms. Flipse ($461,538); and Mr. Stolz ($921,090).

In 2014, stock awards were consistent with our estimate of the aggregate compensation cost to be recognized for performance-based stock awards assuming 125% of target shares (the maximum payout) would be earned.

(2)
For all NEOs, non-equity incentive plan compensation includes short-term cash incentive awards and performance-based cash awards.  In addition, it includes a performance-based cash award for Mr. Hargreaves (see footnote (7) below).

For 2016, the NEOs (except Mr. Stolz) were eligible to begin earning short-term cash incentive awards when the Company exceeded Adjusted EBITDA less Capital Expenditures of $59.0 million.  Mr. Stolz was eligible to begin earning a short-term cash incentive award when the Adjusted EBITDA less Capital Expenditures for the Network Solutions business exceeded $142.7 million.  For 2016, the Company outperformed the adjusted EBITDA goals established by the Committee, and therefore, certain NEOs earned short-term cash incentive awards that were above target. See the section titled "Short-term Cash Incentive Awards" in the "Compensation Discussion and Analysis" for a detail of actual payouts compared to target.

For 2015, the NEOs (except for Messrs. Tramuto, Slovenski and Stolz), were eligible to begin earning short-term cash incentive awards when the Company exceeded adjusted EBITDA of $88.7 million.  Due to the Company not meeting the adjusted EBITDA target for 2015, no amounts were earned by the NEOs under the short-term cash incentive program.

For 2014, the NEOs were eligible to begin earning short-term cash incentive awards when the Company exceeded adjusted EBITDA of $76.5 million.  Based on total Company adjusted EBITDA (before accruing the short-term incentive award described herein) for 2014 of $80.6 million, the NEOs earned 7.4% of their target short-term cash incentive awards for 2014.  Had our performance materially exceeded the target and the NEOs met their individual goals and objectives, the NEOs could have earned up to 200% of their target award amounts.

The NEOs did not earn any performance-based cash awards during 2015 or 2014 due to the Company not meeting or exceeding established targets.

(3)
The amounts in this column reflect Company contributions to the 401(k) Plan and the CAP (see below), reimbursement for spousal travel, insurance premiums we paid with respect to life insurance for the benefit of the NEO, and certain additional items for Messrs. Tramuto, Stolz and Dries (see footnotes (4), (9) and (10), respectively, below).

With regard to the CAP, it includes Company mandatory matching contributions earned by the NEO during the fiscal year on his or her deferrals to the CAP during that time, as well as discretionary contributions made to the CAP by the Company on behalf of the NEO for that fiscal year's financial performance.  For 2016, Mr. Tramuto earned a mandatory matching contribution of $18,362.

For 2016, the Company's discretionary contribution to the CAP began at adjusted pretax income of $50.0 million.  Based on 2016 adjusted pretax income of $98.8 million, the Company made a discretionary contribution to the CAP equal to 10% of each eligible NEO's base earnings.  The amounts are as follows: Mr. Tramuto ($85,000); Mr. Hargreaves ($29,585); and Ms. Flipse ($33,344).

Based on 2015 actual adjusted pre-tax income, the NEOs did not earn any discretionary contributions under the CAP due to the Company not meeting or exceeding established targets.

For 2014, the Company's discretionary contribution to the CAP began at adjusted gross domestic EPS (domestic EPS excluding LTI, bonus, and legal settlement charges) of $0.365.  Based on 2014 adjusted gross domestic EPS of $0.37, the Company made a discretionary contribution to the CAP equal to 10% of each eligible NEO's base earnings.  The amounts were as follows: Mr. Lumsdaine ($39,873); Ms. Flipse ($27,780); and Mr. Hargreaves ($25,750).

The table does not include medical benefits coverage and disability insurance that are offered through programs available to substantially all of our salaried employees.

(4)	Includes $171,924 of relocation costs (including a tax gross-up in the amount of $59,242 for such benefits).

(5)
Reflects a restricted cash retention bonus awarded to Mr. Hargreaves in May 2015 (following the termination of the Company's CEO) to ensure his retention throughout the CEO search process and beyond.  The award was paid in May 2016 following the completion of the one-year retention period.

(6)	Includes one-time RSU awards with a grant date fair value of $238,000 granted to Mr. Hargreaves in connection with his appointment as Interim CFO in November 2016.

(7)
Includes a performance-based cash award of $30,000 earned by Mr. Hargreaves during 2016 for meeting established accounting and financial reporting objectives with regard to the sale of the TPHS business.

(8)
Represents "front-loaded" equity awards granted as compensation for fiscal years 2016 through 2018. Mr. Dries' equity awards were forfeited upon his departure from the Company in October 2016, in accordance with their terms.

(9)
Includes cash severance of $820,000 to be paid to Mr. Stolz over a 24-month period following the date of termination and estimated continuation of health insurance costs totaling $16,217 to be paid over a 24-month period following the date of termination.

(10)	Includes cash severance of $86,538 paid to Mr. Dries over the 12-week period following the date of termination.

Grants of Plan-Based Awards in 2016

The following table sets forth the plan-based awards granted to the Company's NEOs during 2016.

Name	Grant Type (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
			Thresh-old ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
						(4)	(4)	(4)	(4)	(5)
Donato Tramuto	STC		$--	$850,000	$1,416,667
Glenn Hargreaves	STC		$--	$138,360	$230,600
Glenn Hargreaves	MSU	3/30/16					9,524	13,334 (7)		$61,716
Glenn Hargreaves	RSU	3/30/16							9,524	$100,002
Glenn Hargreaves	RSU	11/1/16							10,000	$238,000
Mary Flipse	STC		$--	$166,719	$277,865
Sean Slovenski	STC		$--	$247,500	$412,500
Sean Slovenski	MSU	2/8/16					110,109	198,196		$850,041
Sean Slovenski	RSU	2/8/16							61,531	$674,995
Alfred Lumsdaine	STC		$--	$235,163	$391,939
Sid Stolz	STC		$--	$225,500	$375,833
Robert Dries	STC		$--	$187,500	$312,500
Robert Dries	MSU	8/22/16					33,000	59,400		$600,600
Robert Dries	RSU	8/22/16							33,000	$818,400

(1)	STC: Represents cash awards under the short-term cash incentive program discussed in footnote (6) below.
RSU: Other than the inducement award to Mr. Slovenski (see footnote (4) below), represents RSUs granted under the 2014 Stock Plan.
MSU: Other than the inducement award to Mr. Slovenski (see footnote (4) below), represents MSUs granted under the 2014 Stock Plan.

(2)
Non-equity incentive plan awards include short-term cash incentive awards.  These columns set forth the target and maximum payouts for performance under these awards.  As described in the section titled "Short-term Cash Incentive Awards" in the "Compensation Discussion and Analysis", potential bonus payouts range from 0% to 167% of target.  No threshold amounts are reflected in the table above because the NEOs are not entitled to receive any portion of the short-term cash incentive awards if the target performance level is not achieved. For 2016, the Company outperformed the adjusted EBITDA goals established by the Committee, and therefore, certain NEOs earned short-term cash incentive awards that were above target. See the section titled "Short-term Cash Incentive Awards" in the "Compensation Discussion and Analysis" for a detail of actual payouts compared to target.

(3)
Equity incentive plan awards include MSUs that vest at the end of three years only upon the achievement of certain compounded annual TSR goals over the three-year period. If annualized TSR for the three-year performance period exceeds 45%, the NEOs (except for Mr. Hargreaves as described in footnote (7)) can earn additional shares of Common Stock equal to 180% of the target shares. Accordingly, the amounts shown in the "Maximum" column above reflect 180% of the target shares.  No threshold amounts are reflected in the table above because the NEOs are not entitled to receive any shares of Common Stock at the end of the performance period if TSR performance falls below the target level.

(4)
Except for the MSUs and RSUs granted to Mr. Slovenski, which were granted outside of the 2014 Stock Plan as inducement awards in accordance with NASDAQ Stock Market Rule 5635(c)(4), all awards were granted under the 2014 Stock Plan.

(5)
These amounts represent the aggregate grant date fair value of these awards calculated in accordance with FASB ASC Topic 718.  For the MSUs, the grant date fair value assumes the target payout will be achieved.  These amounts are reflected in the Summary Compensation Table in the "Stock Awards" column.

(6)
Under the 2016 short-term cash incentive program, Mr. Tramuto was eligible to receive an award up to 100% of his base earnings, Mr. Hargreaves was eligible to receive an award up to 45% of his base earnings for the period from January 2016 through October 2016 and 55% of his base earnings for the period from November 2016 through December 2016, Ms. Flipse was eligible to receive an award up to 50% of her base earnings, Mr. Slovenski was eligible to receive an award up to 55% of his base earnings, Mr. Lumsdaine was eligible to receive an award up to 55% of his base earnings, Mr. Stolz was eligible to receive an award up to 55% of his base earnings, and Mr. Dries was eligible to receive an award up to 50% of his base earnings. See the section titled "Short-term Cash Incentive Awards" in the "Compensation Discussion and Analysis" for a detailed discussion of the targets and actual payouts.

(7)
Mr. Hargreaves' MSU grant vests at the end of three years only upon the achievement of certain compounded annual TSR goals over the three-year period. If annualized TSR for the three year performance period exceeds 30%, Mr. Hargreaves can earn additional shares of Common Stock equal to 140% of the target shares. Accordingly, the amount shown for Mr. Hargreaves in the "Maximum" column above reflects 140% of the target shares.  No threshold amount is reflected in the table above because the NEOs are not entitled to receive any shares of Common Stock at the end of the performance period if TSR performance falls below the target level.

Compensation Programs for Fiscal 2016

     As reflected in the above Summary Compensation Table and Grants of Plan-Based Awards Table, the primary components of our 2016 executive compensation program were base salary, short-term cash incentive compensation, equity awards, including MSUs and RSUs, and awards under retirement plans.  For a detailed discussion of each of these components, see "Compensation Discussion and Analysis" beginning on page 24.

Outstanding Equity Awards at Fiscal Year-End

The following tables provide information with respect to outstanding stock options, RSUs and MSUs held by the NEOs as of December 31, 2016.

OPTION AWARDS
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Donato Tramuto	5/30/13 6/26/14	11,250 2,748	3,750 (1) 2,749 (1)	$13.94 16.71	5/30/23 6/26/24
Glenn Hargreaves	2/12/09 2/24/10 12/2/10 2/21/12 7/19/12 2/28/13	6,621 3,259 37,500 12,358 5,000 10,176	-- -- -- -- -- 3,392 (1)	$11.57 15.44 9.96 7.47 9.29 12.85	2/12/19 2/24/20 12/2/20 2/21/22 7/19/22 2/28/23
Mary Flipse	7/19/12 2/28/13	10,000 10,176	-- 3,392 (1)	$9.29 12.85	7/19/22 2/28/23
Sean Slovenski	--	--	--	--	--
Alfred Lumsdaine	2/12/09 2/28/13	10,000 15,000	-- --	$11.57 12.85	2/4/17 2/4/17
Sid Stolz	--	--	--	--	--
Robert Dries	--	--	--	--	--

(1)	Award vests 25% per year on each of the first four anniversaries of the grant date.

Stock options granted as part of the Company's long-term incentive program have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and typically vest 25% per year on each of the first four anniversaries of the grant date.  MSUs granted as a part of the Company's long-term incentive program vest at the end of three years only upon the achievement of certain compounded annual TSR goals over the three-year period.

	STOCK AWARDS
Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
			(6)		(8)
Donato Tramuto	6/26/14 5/19/15 11/2/15 11/2/15 11/2/15	1,496 (2) 4,653 (2) 21,368 (3) 166,667 (3)	$34,034 105,856 486,122 3,791,674	250,000 (7)	$5,687,500
Glenn Hargreaves	2/28/13 6/26/14 7/1/15 3/30/16 3/30/16 11/1/16	1,143 (2) 5,237 (2) 11,002 (2) 9,524 (3) 10,000 (5)	$26,003 119,142 250,296 216,671 227,500	9,524 (7)	$216,671
Mary Flipse	2/28/13 6/26/14 7/1/15 9/24/15 9/24/15	1,143 (2) 5,237 (2) 15,717 (2) 22,000 (3)	$26,003 119,142 357,562 500,500	33,000 (7)	$750,750
Sean Slovenski	--	--	--	--	--
Alfred Lumsdaine	--	--	--	--	--
Sid Stolz	--	--	--	--	--
Robert Dries	--	--	--	--	--

(2)	RSU award vests 25% per year on each of the first four anniversaries of the grant date.

(3)	RSU award vests ratably per year on each of the first three anniversaries of the grant date.

(4)	RSU award vests in full on the first anniversary of the grant date.

(5)
Market value was calculated by multiplying the number of RSUs in the previous column that have not vested as of December 31, 2016 times the closing price of the Common Stock on December 30, 2016 of $22.75 per share.

(6)
Award represents the target MSUs granted under the 2014 Stock Plan. Award vests at the end of three years only upon the achievement of certain compounded annual TSR goals over the three-year period from the grant date.

(7)
Market value was calculated by multiplying the number of MSUs in the previous column that have not vested as of December 31, 2016 times the closing price of the Common Stock on December 30, 2016 of $22.75 per share.

Option Exercises and Stock Vested in 2016

The following table provides information regarding the vesting of RSUs, MSUs, and stock options exercised by our NEOs during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Donato Tramuto	--	$--	96,314	$1,930,651
Glenn Hargreaves	--	--	22,872	411,258
Mary Flipse			34,906	561,591
Sean Slovenski	--	--	61,531 (1) 110,109 (1) (4)	1,036,182 1,854,236
Alfred Lumsdaine	153,624 (2)	1,988,721	185,449 (2) 75,000 (2) (4)	2,892,219 1,263,000
Sid Stolz	--	--	19,036 (3) 36,119 (3) (4)	469,618 891,056
Robert Dries	--	--	--	--

(1)
In connection with his transition to Sharecare, on July 31, 2016, all of the MSUs held by Mr. Slovenski were vested at the target award amount, in accordance with their terms, and all RSUs held by Mr. Slovenski were fully vested, in accordance with their terms.

(2)
In connection with his transition to Sharecare and pursuant to his Separation and General Release Agreement with the Company, on July 31, 2016, all of the MSUs held by Mr. Lumsdaine were vested at the target award amount, and all options and RSUs held by Mr. Lumsdaine were fully vested.

(3)
In September 2016, as a result of the Company's strategic direction and organizational alignment, Mr. Stolz's employment as President, Network Solutions was terminated without cause under his employment agreement. In accordance with the terms of his equity award agreements, a pro rata portion of his RSUs vested based on the number of months that he was employed during the vesting period (less any RSUs from the same award that had previously vested).  In addition, a pro rata portion of his MSUs vested based on the number of months that he was employed during the performance period multiplied by the number of MSUs that would have vested pursuant to the award agreement if the performance goals set forth in the award agreement that were achieved as of the vesting date had in fact been achieved on the end date of the performance period.

(4)	Award represents MSUs granted under the 2014 Stock Plan (except for Mr. Stolz's awards granted as inducement awards in accordance with NASDAQ Stock Market Rule 5636(c)(4)).

Nonqualified Deferred Compensation in 2016

Our CAP is a nonqualified deferred compensation plan in which certain domestic employees and all of the NEOs were eligible to participate and were eligible to defer up to 10% of their eligible base earnings during 2016.  For a further discussion of the CAP, please see page 39.

The following table shows the activity in the CAP for each NEO for 2016 as well as the ending balance as of December 31, 2016.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)
	(1)	(2)	(3)
Donato Tramuto	$42,500	$103,252	$877	$--	$155,594 (4)
Glenn Hargreaves	$14,793	$30,547	$3,033	$13,927	$140,181 (4)
Mary Flipse	$--	$33,344	$3,347	$553	$145,684 (4)
Sean Slovenski	$2,942	$92	$49	$--	$3,084
Alfred Lumsdaine	$11,093	$3,268	$2,924	$11,264	$108,228 (4)
Sid Stolz	$29,804	$--	$675	$--	$34,411 (4)
Robert Dries	$4,183	$--	$23	$--	$4,206

(1)	These amounts are included in the Summary Compensation Table in the "Salary" column for 2016.

(2)
These amounts were contributed to the CAP in 2017 but are attributable to 2016.  Such amounts are included in the Summary Compensation Table in the "All Other Compensation" column for 2016.  The Company's contributions to the CAP vest equally over four years from the effective date of the contribution.

(3)	Amounts represent the NEO's earnings during the period on balances in the CAP.

(4)
Includes amounts previously reported in summary compensation tables contained in the Company's prior proxy statements as compensation to Mr. Tramuto ($8,962), Mr. Hargreaves ($35,778), Ms. Flipse ($102,309), Mr. Lumsdaine ($106,910) and Mr. Stolz ($3,930).

Employment Agreements

Mr. Slovenski's and Mr. Dries' employment agreements were executed effective February 8, 2016 and August 8, 2016, respectively, and are described under "Compensation Discussion and Analysis" beginning on page 24.  The remaining NEOs who are currently employed executed employment agreements with the Company effective on the following dates:

•	Mr. Tramuto – August 3, 2015
•	Ms. Flipse – July 29, 2012
•	Mr. Hargreaves – July 29, 2012

Collectively, the agreements with each of the NEOs who are currently employed by the Company (the "Current NEOs") are referred to as the "NEO Employment Agreements".  The NEO Employment Agreements each have a continuous term of two years, except for Mr. Tramuto's employment agreement, which continues through December 31, 2018 and will automatically renew for successive one-year periods thereafter, unless either party gives written notice to the other party of its intention not to renew the agreement at least 90 days prior to the end of the then current term.

Each NEO Employment Agreement provides for an annual base salary as well as participation in all applicable benefit plans maintained by the Company.  Base salary payable under each NEO Employment Agreement is subject to annual review and may be increased by the Board, or a committee thereof, as it may deem advisable.  The NEO Employment Agreements generally provide for the participation of each NEO in short-term and long-term incentive awards, if any, as determined by the Board, or a committee thereof comprised solely of independent directors, except that Mr. Tramuto's employment agreement does not contemplate any long-term incentive awards other than the sign-on equity awards and the "front-loaded" equity awards (as compensation for fiscal years 2016 through 2018) that Mr. Tramuto received in 2015.  The NEO Employment Agreements also provide for potential severance and change of control benefits, which are discussed in detail under "Potential Payments Upon Termination or Change in Control of the Company" below.

Separation Agreements

Messrs. Stolz and Dries left the Company in September 2016 and October 2016, respectively, and executed separation agreements with the Company effective September 15, 2016 and October 31, 2016, respectively. Messrs. Slovenski's and Lumsdaine's employments with the Company were terminated in July 2016 and November 2016, respectively, in connection with their acceptance of employment with Sharecare following the sale of the Company's TPHS business to Sharecare. Mr. Lumsdaine executed a Separation and General Release Agreement with the Company effective August 4, 2016 (as amended on October 10, 2016 and October 16, 2016).

The Separation Agreement and General Release with Mr. Stolz confirms that Mr. Stolz was entitled to receive the following in connection with his separation from the Company, each of which was provided for under the terms of his employment agreement and/or Mr. Stolz's applicable existing award agreements in the event of a termination without cause:

•	All accrued and unpaid base salary and accrued group medical and life insurance benefits through his separation date;

•
A pro-rated portion of any payments to which Mr. Stolz would otherwise become entitled pursuant to the Company's 2016 short-term cash incentive program, as determined after the end of the 2016 fiscal year and payable in accordance with the terms of such program;

•
Severance in the amount of $820,000 (upon Mr. Stolz's execution of a full release of claims in favor of the Company) payable in consecutive equal installments at regular payroll dates over 24 months following his separation date;

•	Continuation of group medical benefits for 24 months following his separation date (upon Mr. Stolz's execution of a full release of claims in favor of the Company);

•	Accelerated vesting of all unvested portions of Mr. Stolz's balance under the CAP;

•
Vesting of a pro rata portion of all unvested time-based RSUs based on the number of months that he was employed during the vesting period (less any RSUs from the same award that have previously vested); and

•
Vesting of a pro rata portion of MSUs based on the number of months that he was employed during the performance period multiplied by the number of MSUs that would have vested pursuant to the award agreement if the performance goals set forth in the award agreement that were achieved as of the vesting date had in fact been achieved on the end date of the performance.

The Separation Agreement and General Release with Mr. Dries (the "Dries Separation Agreement") provided that Mr. Dries was entitled to receive severance in the amount of $86,538 (upon Mr. Dries' execution of a full release of claims in favor of the Company) payable in consecutive equal installments at regular payroll dates over 12 weeks following his separation date.

The Separation and General Release Agreement with Mr. Lumsdaine (as amended, the "Lumsdaine Separation Agreement") provided that Mr. Lumsdaine was entitled to receive the following:

•	All accrued and unpaid base salary and accrued group medical and life insurance benefits through his separation date;

•	Payments under the Company's 2016 short-term cash incentive program as follows:

o
A portion of his short-term cash incentive award for 2016 that is based upon his performance against individual performance objectives during the period beginning on January 1, 2016 and ending on June 30, 2016; and

o
A pro rata portion of the Adjusted EBITDA Bonus based on his 2016 eligible earnings through his separation date, with the actual amount of such payment to be determined after the end of the 2016 fiscal year and payable in accordance with the terms of such program.

•	Accelerated vesting of all unvested portions of Mr. Lumsdaine's balance under the CAP as of July 31, 2016;

•	Accelerated vesting of all unexercisable stock options and unvested time-based RSUs as of July 31, 2016; and

•	Accelerated vesting of all MSUs as of July 31, 2016 at the target award amount.

Potential Payments Upon Termination or Change in Control of the Company

All of the NEO Employment Agreements in effect as of December 31, 2016 contain restrictive provisions relating to the use of confidential information, competing against the Company and soliciting any customers or employees of the Company during the term of employment and for a period up to 24 months thereafter.  The agreements provide that employment may be terminated at any time by the mutual written agreement of the Company and the executive.  The employment of the Current NEOs can also be terminated as of December 31, 2016 under the following circumstances:

1)	Involuntary without Cause – the Company may terminate each NEO's employment without cause at any time by delivery of a written notice of termination to the executive.

2)	Voluntary for Good Reason – the NEO may resign by delivery of a written notice of resignation to the Company within 60 days of the occurrence of any of the following events:

a.
a material reduction in the NEO's base salary unless such reduction is part of an across the board reduction affecting all Company executives with a comparable title, in the case of Mr. Hargreaves and Ms. Flipse, or who are senior officers of the Company, in the case of Mr. Tramuto;

b.	a requirement by the Company to relocate the NEO to a location that is more than 25 miles from the location of the NEO's current office;
c.
in connection with a Change in Control (as defined below), the failure by the successor or the Company's Board to honor the NEO's employment agreement or offer such NEO an employment agreement containing substantially similar or otherwise satisfactory terms; or

d.
a material reduction in the NEO's title, or a material and adverse change in NEO's status and responsibilities, or the assignment to executive of duties or responsibilities which are materially inconsistent with the NEO's status and responsibilities.

Upon receipt of an NEO's written notice that one or more of the above-identified events has occurred, the Company shall have a 60-day period to cure the good reason event. If such event is cured, the NEO shall no longer have the right to resign for good reason.

3)
Involuntary for Cause – the Company may, at any time, terminate the employment of a NEO by delivery of a written notice of termination to the executive specifying the event(s) relied upon for such termination upon the occurrence of any of the following:

a.	continued failure of the NEO to substantially perform his or her duties after written notice and failure to cure within 60 days;
b.
conviction of a felony or engaging in misconduct that is materially injurious to the Company, monetarily or to its reputation or otherwise, or that would damage the NEO's ability to effectively perform his or her duties;

c.	theft or dishonesty by the NEO;
d.	intoxication while on duty; or
e.	willful violation of Company policies and procedures after written notice and failure to cure within 30 days.

4)
Voluntary without Good Reason – each NEO may terminate his or her employment at any time by delivery of a written notice of resignation to the Company no less than 60 days and no more than 90 days prior to the effective date of such executive's resignation.

5)	Change in Control - "Change in Control" is defined in each of the NEOs' employment agreements as any of the following events:

(i)
when any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than the Company or a wholly owned subsidiary thereof or any employee benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner of the Company's securities having 35% (or 50%, in the case of Mr. Tramuto's employment agreement) or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business),

(ii)
as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction is held in the aggregate by the holders of the Company's securities entitled to vote generally in the election of the directors of the Company immediately prior to such transaction, or

(iii)
in the case of Mr. Hargreaves' and Ms. Flipse's employment agreements, during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

6)
Involuntary Without Cause or Voluntary for Good Reason Within 12 Months Following a Change in Control – each NEO will be entitled to additional severance benefits in connection with a termination of his or her employment within 12 months following a Change in Control for good reason or in the event the Company terminates such NEO's employment within 12 months following a Change in Control without cause.

7)	Disability – each NEO's employment may be terminated by either the NEO or the Company upon written notice to the other party when:

a.	the NEO suffers a physical or mental disability entitling the NEO to long-term disability benefits under the Company's long-term disability plan, if any, or
b.
in the absence of a Company long-term disability plan, the NEO is unable, as determined by the Board (or any designated Committee of the Board), to perform the essential functions of the NEO's regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months.

8)	Death – each NEO's employment terminates upon his or her death.

9)
Retirement – under the CAP and the 2014 Stock Plan, "normal retirement" occurs upon a "separation from service" (in the case of the CAP) or the retirement from active employment (in the case of the 2014 Stock Plan) of the NEO on or after the date upon which the NEO reaches the age of 65.

Under the CAP and the 2014 Stock Plan, "early retirement" occurs where (i) the sum of the NEO's age plus years of employment at the Company as of the proposed retirement date is equal to or greater than 70, (ii) the NEO has given written notice to the Company at least one year prior to the proposed early retirement date of his or her intent to retire and (iii) the CEO has approved in writing such early retirement request prior to the proposed early retirement date, provided that in the event the CEO does not approve the request for early retirement or the CEO is the NEO giving notice of his intent to retire, then in both cases, the Compensation Committee shall make the determination of whether to approve or disapprove such request.

Under the CAP, a "separation from service" means any one of the following events: (i) the NEO is discharged by the Company, (ii) the NEO voluntarily terminates employment (including a normal or early retirement) with the Company, (iii) the NEO terminates employment due to disability, or (iv) the NEO dies while employed by the Company.

None of the NEOs was eligible for normal or early retirement at December 31, 2016 based on the terms of the 2014 Stock Plan, the equity award agreements or the CAP. Consequently, no information is provided with respect to any of the NEOs for amounts payable in connection with a normal or early retirement.

Following is the treatment of outstanding equity awards upon certain events:

•
Death or Disability - Generally, all outstanding equity awards granted to NEOs fully vest in the event of death or disability; provided, however, that in the case of MSUs, a pro rata portion of the MSUs at target will vest based on the number of months that the NEO was employed during the performance period.

•	Change in Control - All outstanding equity awards granted to NEOs prior to the adoption of the 2014 Stock Plan fully vest in the event of a change in control.

All outstanding equity awards granted to NEOs since the adoption of the 2014 Stock Plan will not vest upon the occurrence of a change in control unless the acquirer does not assume the outstanding equity awards (or, in the case of stock options granted under the 2014 Stock Plan, substitute an award equivalent). RSUs granted under the 2014 Stock Plan will vest in full in the event the acquirer does not assume the awards.  In the case of MSUs, if the acquirer does not assume the awards, they will vest at the greater of (x) target or (y) the number of MSUs that would vest pursuant to the award agreement if the performance goals set forth in the award agreement that had been achieved as of the vesting date were in fact achieved on the end date of the performance period.

In the event the acquirer assumes the equity awards, these equity awards will only be entitled to accelerated vesting if: (i) the NEO is involuntarily terminated, other than for cause, within 12 months following the occurrence of the change in control; (ii) the NEO terminates for good reason within 12 months following the change in control; and (iii) in the case of RSUs granted under the 2014 Stock Plan, the NEO's employment has previously terminated by reason of retirement as of the date of the change in control. Following the occurrence of any of the triggering events listed in the immediate preceding sentence, (A) RSUs will become fully vested, and (B) the number of MSUs that will vest will equal to the greater of (x) the target number of MSUs or (y) the number of MSUs that would vest pursuant to the award agreement if the performance goals set forth in the award agreement that had been achieved as of the vesting date (i.e., the date of termination) were in fact achieved as of the end of the performance period.

•
Normal or Early Retirement - Following a termination in connection with normal or early retirement, unvested equity awards generally will not be forfeited but will continue vesting in accordance with the applicable award agreements; provided, however, that upon a change in control, some equity awards will become fully vested if the executive has retired as of the date of a change in control event (as discussed above), and the MSUs and RSUs granted to Mr. Tramuto in November 2015 will be forfeited.

•
Without Cause or for Good Reason - In the event the NEO's employment is terminated without cause or if the NEO resigns for good reason (as defined in his/her employment agreement), all equity awards granted prior to September 2015 would accelerate and fully vest.  For RSU awards granted in September 2015 and thereafter, a pro rata portion of the RSUs will vest based on the number of months that the NEO was employed during the vesting period (less any RSUs from the same award that have previously vested).  For MSU awards granted in September 2015 and thereafter to all NEOs except Mr. Tramuto, a pro rata portion will vest based on the number of months that the NEO was employed during the performance period multiplied by the number of MSUs that would vest pursuant to the award agreement if the performance goals set forth in the award agreement that had been achieved as of the vesting date were in fact achieved on the end date of the performance period. For the MSU awards granted to Mr. Tramuto in November 2015, a pro rata portion will vest based on the number of months that the Mr. Tramuto was employed during the performance period multiplied by the greater of (i) the number of MSUs at target or (ii) the number of MSUs that would vest pursuant to the award agreement if the performance goals set forth in the award agreement that had been achieved as of the vesting date were in fact achieved on the end date of the performance period.

The following tables reflect the potential payments to be made by the Company to each of the Current NEOs upon termination or a change in control of the Company, as well as the actual payments and benefits paid or to be paid to the NEOs who left the Company during 2016.  These benefits are in excess of those usually provided to salaried employees.  The payment amounts assume an effective change in control date or termination date of December 31, 2016 or the NEO's actual termination date, if earlier.  These amounts include earnings through the effective change in control date or termination date and are estimates of compensation that would be paid to the NEOs at the time of change in control or termination.  The exact amounts of compensation can only be determined on the actual date that each NEO separates from the Company or that there is a change in control of the Company.

 In addition to the Company compensation outlined in the tables below, third party insurance companies will provide life insurance and disability benefits if the NEOs separate for reasons of death or disability. If any of the Current NEOs' employment had terminated as of December 31, 2016 due to death as a result of natural causes, the beneficiaries of Messrs. Tramuto and Hargreaves and Ms. Flipse would have received a lump sum payout from a third-party insurance provider of $750,000, $700,000 and $1,670,000, respectively.  In the event of an accidental death, the beneficiaries for Messrs. Tramuto and Hargreaves and Ms. Flipse would have received an additional $750,000, $700,000, and $1,670,000, respectively, in a lump sum payout from a third party insurance provider.

If the Current NEOs' employment had terminated as of December 31, 2016 due to disability, each of the Current NEOs would have been entitled to receive a monthly benefit of $12,000 until approximately age 67 from a third party insurance provider.  This benefit could be offset by other sources of income, such as Social Security or other disability benefits.  In addition, if in connection with a change in control of the Company compensation to or for the benefit of Mr. Hargreaves or Ms. Flipse from the Company constitutes an "excess parachute payment" under section 280G of the Code, the Company will pay Mr. Hargreaves or Ms. Flipse a cash sum equal to the amount of excise tax due under section 4999 of the Code.  As such, the Company would have owed Ms. Flipse $155,077 in connection with a change in control as of December 31, 2016, or $188,552 if she were terminated within 12 months following a change in control as of December 31, 2016. No such payments would have been payable to Mr. Hargreaves in connection with a change in control (or termination following a change in control) as of December 31, 2016.

Donato Tramuto, Chief Executive Officer

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Tramuto. The amounts in the table below assume execution of full release of claims in favor of the Company.
	Involuntary Without Cause or Voluntary For Good Reason on 12/31/16		Involuntary For Cause on 12/31/16	Voluntary Without Good Reason on 12/31/16

Cash Severance	$1,700,000	(1)	$-	$-
Group Medical Benefits	17,167	(3)	-	-
Annual Incentive Award	1,416,667	(4)	-	-
Stock Options	-		-	-
Restricted Stock Units	2,495,368	(5)	-	-
Market Stock Units	2,657,155	(10)	-	-
Capital Accumulation Plan	52,341	(6)	-	-
Total	$8,338,698		$-	$-

	Change in Control on 12/31/16		Involuntary Without Cause or Voluntary For Good Reason Within 12 Months following a Change in Control on 12/31/16		Disability on 12/31/16		Death on 12/31/16
Cash Severance	$-		$2,125,000	(2)	$1,700,000	(7)(1)	$-
Group Medical Benefits	-		17,167	(3)	17,167	(3)	-
Annual Incentive Award	-		1,416,667	(4)	1,416,667	(4)	1,416,667	(4)
Stock Options	49,641	(5)	49,641	(5)	49,641	(5)	49,641	(5)
Restricted Stock Units	4,417,686	(5)	4,417,686	(5)	4,417,686	(5)	4,417,686	(5)
Market Stock Units	6,832,660	(8)	6,832,660	(8)	2,211,806	(9)	2,211,806	(9)
Capital Accumulation Plan	52,341	(6)	52,341	(6)	52,341	(6)	52,341	(6)
Total	$11,352,328		$14,911,162		$9,865,308		$8,148,141

(1)	Represents 24 months of NEO's base salary to be paid in a lump sum no later than 30 days following the date of termination.

(2)
Represents 30 months of NEO's base salary to be paid in a lump sum following the NEO's termination.  Following a change in control, the payments would be paid in a lump sum no later than 30 days following the date of termination.

(3)	Represents 24 months of the Company's portion of premiums for group medical benefits to be paid in a lump sum no later than 30 days following the date of termination.

(4)
Following a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, or (d) because of disability or death, the NEO is entitled to receive a pro-rata portion of any short-term incentive to which the NEO is otherwise entitled as of the date of termination.  For 2016, the Company outperformed the adjusted EBITDA goals established by the Compensation Committee as discussed above under "Compensation Discussion and Analysis", and therefore, the executive earned a short-term cash incentive award above target.  No additional bonus amounts would be paid during the severance period. The fiscal 2016 annual incentive award was paid in March 2017.

(5)
Following a change in control or a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, or (d) because of disability or death, outstanding stock options, RSUs and other unvested equity incentives will be treated solely in accordance with the terms of the applicable award agreements.  The table above assumes that such awards are not assumed by the acquiring corporation or other successor to the Company in a change in control. The values in the table are based upon the difference between the closing price of the Common Stock on December 30, 2016 of $22.75 per share and the exercise price of the awards, including only those awards whose exercise price was below the market price on December 30, 2016.  RSUs have an exercise price of zero.

(6)
Following a change in control or a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, (d) because of disability or death or (e) in connection with normal or early retirement, all amounts contributed by the Company to the CAP for the benefit of the NEO will vest.  The amount in the table above reflects the NEO's aggregate CAP balance as of December 31, 2016, of which $50,764 was vested, and excludes Company contributions attributable to fiscal 2016, as they were not made until fiscal 2017.  The remaining portion was unvested at December 31, 2016, but would vest upon a change in control or termination of the NEO for the reasons listed in clauses (a) through (e) above.

(7)
Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the NEO as a result of the NEO's disability.  In the event of disability, the NEO would receive $12,000 per each month of disability from the insurance company until reaching age 66 and four months.

(8)
Following a change in control (to the extent the awards are not assumed by the acquiring corporation or other successor to the Company) or a termination without cause or for good reason within 12 months following a change in control, Mr. Tramuto's MSUs will vest at the greater of (a) the target number of MSUs or (b) the number of MSUs that would vest if the performance goals that had been achieved as of the date of the change in control had in fact been achieved as of the end date of the performance period. As of December 31, 2016 the performance goals for the NEO's outstanding MSUs had been exceeded; therefore, the table reflects vesting of the awards at 120% of target, multiplied by the closing price of the Common Stock on December 30, 2016 of $22.75 per share.

(9)
Following a termination because of disability or death, the number of MSUs that will vest is the product of (i) a fraction, the numerator of which is the number of whole months during the performance period that the grantee was employed by the Company, and the denominator of which is the number of months in the originally stated performance period, multiplied by (ii) the target number of MSUs.  The value in the table is based upon the closing price of the Common Stock on December 30, 2016 of $22.75 per share.

(10)
Following a termination without cause or for good reason, the number of MSUs that will vest is the product of (i) a fraction, the numerator of which is the number of whole months during the performance period that the grantee was employed by the Company, and the denominator of which is the number of months in the originally stated performance period, multiplied by (ii) the greater of (A) the target number of MSUs, or (B) the number of MSUs that would vest if the performance goals that had been achieved as of the vesting date were in fact achieved on the end date of the performance period. As of December 31, 2016 the performance goals for the NEO's outstanding MSUs had been exceeded; therefore, the table reflects vesting of the awards at 120% of target, multiplied by the closing price of the Common Stock on December 30, 2016 of $22.75 per share.

Glenn Hargreaves, Interim Chief Financial Officer

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Hargreaves.

	Involuntary Without Cause or Voluntary For Good Reason on 12/31/16		Involuntary For Cause on 12/31/16		Voluntary Without Good Reason on 12/31/16

Cash Severance	$525,000	(1)	$-		$13,462	(2)
Group Medical Benefits	21,958	(3)	-		563	(2)
Annual Incentive Award	230,600	(4)	-		-
Stock Options	33,581	(5)	-		-
Restricted Stock Units	462,247	(5)	-		-
Market Stock Units	75,576	(11)	-		-
Capital Accumulation Plan	109,460	(6)	-		-
Additional Severance	175,000	(7)	175,000	(7)	-
Total	$1,633,422		$175,000		$14,025

	Change in Control on 12/31/16		Involuntary Without Cause or Voluntary For Good Reason Within 12 Months following a Change in Control on 12/31/16		Disability on 12/31/16		Death on 12/31/16
Cash Severance	$-		$525,000	(1)	$525,000	(8)(1)	$-
Group Medical Benefits	-		21,958	(3)	29,277	(3)	-
Annual Incentive Award	-		230,600	(4)	230,600	(4)	230,600	(4)
Stock Options	33,581	(5)	33,581	(5)	33,581	(5)	33,581	(5)
Restricted Stock Units	839,612	(5)	839,612	(5)	839,612	(5)	839,612	(5)
Market Stock Units	302,268	(9)	302,268	(9)	54,168	(10)	54,168	(10)
Capital Accumulation Plan	109,460	(6)	109,460	(6)	109,460	(6)	109,460	(6)
Additional Severance	-		175,000	(7)	175,000	(7)	-
Total	$1,284,921		$2,237,479		$1,996,698		$1,267,421

(1)
Represents 18 months of NEO's base salary to be paid at regular payroll dates following the NEO's termination.  Following a change in control, the payments would be paid in a lump sum no later than 60 days following the date of termination.

(2)	For termination by the NEO without good reason, the NEO is entitled to base salary and benefits through the next payroll date following termination.

(3)
Represents the Company's portion of premiums for group medical benefits to be paid for 18 months following the NEO's termination.  For termination due to disability, represents the Company's portion of premiums for group medical benefits to be paid for 24 months following the NEO's termination.

(4)
Following a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, or (d) because of disability or death, the NEO is entitled to receive a pro-rata portion of any short-term incentive to which the NEO is otherwise entitled as of the date of termination.  For 2016, the Company outperformed the adjusted EBITDA goals established by the Compensation Committee as discussed above under "Compensation Discussion and Analysis", and therefore, the executive earned a short-term cash incentive award above target.  No additional bonus amounts would be paid during the severance period. The fiscal 2016 annual incentive award was paid in March 2017.

(5)
Following a change in control (to the extent the awards are not assumed by the acquiring corporation or other successor to the Company) or a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, or (d) because of disability or death, unvested stock options and RSUs will vest and remain exercisable in accordance with the terms of the applicable award agreements.  The table above assumes that such awards are not assumed by the acquiring corporation or other successor to the Company in a change in control.  The values in the table are based upon the difference between the closing price of the Common Stock on December 30, 2016 of $22.75 per share and the exercise price of the awards, including only those awards whose exercise price was below the market price on December 30, 2016.  RSUs have an exercise price of zero.

(6)
Following a change in control or a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, (d) because of disability or death, or (e) in connection with a normal or early retirement, all amounts contributed by the Company to the CAP for the benefit of the NEO will vest.  The amount in the table above reflects the NEO's aggregate CAP balance as of December 31, 2016, of which $95,290 was vested, and excludes Company contributions attributable to 2016, as they were not made until fiscal 2017.  The remaining portion was unvested at December 31, 2016, but would vest upon a change in control or termination of the NEO for the reasons listed in clauses (a) through (e) above.

(7)	Assumes execution of full release of claims in favor of the Company. Represents six months of the NEO's base salary to be paid at regular payroll dates following the NEO's termination.

(8)
Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the NEO as a result of the NEO's disability.  In the event of disability, the NEO would receive $12,000 per each month of disability from the insurance company until reaching age 67.

(9)
Following a change in control (to the extent the awards are not assumed by the acquiring corporation or other successor to the Company) or a termination without cause or for good reason within 12 months following a change in control, MSUs will vest at the greater of (a) the target number of MSUs or (b) the number of MSUs that would vest if the performance goals that had been achieved as of the date of the change in control had in fact been achieved as of the end date of the performance period. As of December 31, 2016 the performance goals for the NEO's outstanding MSUs had been exceeded; therefore, the table reflects vesting of the awards at 140% of target, multiplied by the closing price of the Common Stock on December 30, 2016 of 22.75 per share.

(10)
Following a termination because of disability or death, the number of MSUs that will vest is the product of (i) a fraction, the numerator of which is the number of whole months during the performance period that the grantee was employed by the Company, and the denominator of which is the number of months in the originally stated performance period, multiplied by (ii) the target number of MSUs.  The value in the table is based upon the closing price of the Common Stock on December 30, 2016 of $22.75 per share.

(11)
Following a termination without cause or for good reason, the number of MSUs that will vest is the product of (i) a fraction, the numerator of which is the number of whole months during the performance period that the grantee was employed by the Company, and the denominator of which is the number of months in the originally stated performance period, multiplied by (ii) the number of MSUs that would vest if the performance goals that had been achieved as of the vesting date were in fact achieved on the end date of the performance period. As of December 31, 2016 the performance goals for the NEO's outstanding MSUs had been exceeded; therefore, the table reflects vesting of the awards at 140% of target, multiplied by the closing price of the Common Stock on December 30, 2016 of $22.75 per share.

Mary Flipse, Chief Legal Officer

The following table shows the potential payments upon termination or a change in control of the Company for Ms. Flipse.
	Involuntary Without Cause or Voluntary For Good Reason on 12/31/16		Involuntary For Cause on 12/31/16		Voluntary Without Good Reason on 12/31/16

Cash Severance	$502,500	(1)	$-		$12,885	(2)
Group Medical Benefits	21,958	(3)	-		563	(2)
Annual Incentive Award	277,865	(4)	-
Stock Options	33,581	(5)	-		-
Restricted Stock Units	565,269	(5)	-		-
Market Stock Units	375,807	(11)	-		-
Capital Accumulation Plan	111,910	(6)	-		-
Additional Severance	167,500	(7)	167,500	(7)	-
Total	$2,056,390		$167,500		$13,448

	Change in Control on 12/31/16		Involuntary Without Cause or Voluntary For Good Reason Within 12 Months following a Change in Control on 12/31/16		Disability on 12/31/16		Death on 12/31/16
Cash Severance	$-		$502,500	(1)	$502,500	(8)(1)	$-
Group Medical Benefits	-		21,958	(3)	29,277	(3)	-
Annual Incentive Award	-		277,865	(4)	277,865	(4)	277,865	(4)
Stock Options	33,581	(5)	33,581	(5)	33,581	(5)	33,581	(5)
Restricted Stock Units	1,003,207	(5)	1,003,207	(5)	1,003,207	(5)	1,003,207	(5)
Market Stock Units	901,911	(9)	901,911	(9)	312,813	(10)	312,813	(10)
Capital Accumulation Plan	111,910	(6)	111,910	(6)	111,910	(6)	111,910	(6)
Additional Severance	-		167,500	(7)	167,500	(7)	-
Total	$2,050,609		$3,020,432		$2,438,653		$1,739,376

(1)
Represents 18 months of NEO's base salary to be paid at regular payroll dates following the NEO's termination.  Following a change in control, the payments would be paid in a lump sum no later than 60 days following the date of termination.

(2)	For termination by the NEO without good reason, the NEO is entitled to base salary and benefits through the next payroll date following termination.

(3)
Represents the Company's portion of premiums for group medical benefits to be paid for 18 months following the NEO's termination.  For termination due to disability, represents the Company's portion of premiums for group medical benefits to be paid for 24 months following the NEO's termination.

(4)
Following a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, or (d) because of disability or death, the NEO is entitled to receive a pro-rata portion of any short-term incentive to which the NEO is otherwise entitled as of the date of termination.  For 2016, the Company outperformed the adjusted EBITDA goals established by the Compensation Committee as discussed above under "Compensation Discussion and Analysis", and therefore, the executive earned a short-term cash incentive award above target.  No additional bonus amounts would be paid during the severance period. The fiscal 2016 annual incentive award was paid in March 2017.

(5)
Following a change in control or a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, or (d) because of disability or death, outstanding stock options, RSUs and other unvested equity incentives will vest and remain exercisable in accordance with the terms of the applicable award agreements.  The table above assumes that such awards are not assumed by the acquiring corporation or other successor to the Company in a change in control.  The values in the table are based upon the difference between the closing price of the Common Stock on December 30, 2016 of $22.75 per share and the exercise price of the awards, including only those awards whose exercise price was below the market price on December 30, 2016.  RSUs have an exercise price of zero.

(6)
Following a change in control or a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, (d) because of disability or death, or (e) in connection with a normal or early retirement, all amounts contributed by the Company to the CAP for the benefit of the NEO will vest.  The amount in the table above reflects the NEO's aggregate CAP balance as of December 31, 2016, of which $96,147 was vested, and excludes Company contributions attributable to 2016, as they were not made until fiscal 2017.  The remaining portion was unvested at December 31, 2016, but would vest upon a change in control or termination of the NEO for the reasons listed in clauses (a) through (e) above.

(7)	Assumes execution of full release of claims in favor of the Company. Represents six months of the NEO's base salary to be paid at regular payroll dates following the NEO's termination.

(8)
Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the NEO as a result of the NEO's disability.  In the event of disability, the NEO would receive $12,000 per each month of disability from the insurance company until reaching age 67.

(9)
Following a change in control (to the extent the awards are not assumed by the acquiring corporation or other successor to the Company) or a termination without cause or for good reason within 12 months following a change in control, MSUs will vest at the greater of (a) the target number of MSUs or (b) the number of MSUs that would vest if the performance goals that had been achieved as of the date of the change in control had in fact been achieved as of the end date of the performance period. As of December 31, 2016 the performance goals for the NEO's outstanding MSUs had been exceeded; therefore, the table reflects vesting of the awards at 120% of target, multiplied by the closing price of the Common Stock on December 30, 2016 of $22.75 per share.

(10)
Following a termination because of disability or death, the number of MSUs that will vest is the product of (i) a fraction, the numerator of which is the number of whole months during the performance period that the grantee was employed by the Company, and the denominator of which is the number of months in the originally stated performance period, multiplied by (ii) the target number of MSUs.  The value in the table is based upon the closing price of the Common Stock on December 30, 2016 of $22.75 per share.

(11)
Following a termination without cause or for good reason, the number of MSUs that will vest is the product of (i) a fraction, the numerator of which is the number of whole months during the performance period that the grantee was employed by the Company, and the denominator of which is the number of months in the originally stated performance period, multiplied by (ii) the number of MSUs that would vest if the performance goals that had been achieved as of the vesting date were in fact achieved on the end date of the performance period. As of December 31, 2016 the performance goals for the NEO's outstanding MSUs had been exceeded; therefore, the table reflects vesting of the awards at 120% of target, multiplied by the closing price of the Common Stock on December 30, 2016 of $22.75 per share.

Sean Slovenski, Former President, Population Health

In July 2016, in connection with the sale of the Company's TPHS business to Sharecare, Mr. Slovenski departed the Company to accept employment with Sharecare.  In connection with his departure, Mr. Slovenski received or is entitled to receive the following payments from the Company (in addition to all accrued and unpaid base salary and accrued group medical and life insurance benefits through the date of his separation):

•
Payments of $191,210 under the Company's 2016 short-term cash incentive program consisting of (i) a portion that was based upon his performance against individual performance objectives during the period beginning on January 1, 2016 and ending on June 30, 2016 and (ii) a pro rata portion of the Adjusted EBITDA Bonus based on his 2016 eligible earnings through his separation date, with the actual amount of such payment determined after the end of the 2016 fiscal year;

•	Accelerated vesting of all unvested portions of Mr. Slovenski's balance under the CAP as of July 31, 2016, the value of which was $92;

•
Accelerated vesting of all unvested time-based RSUs as of July 31, 2016, in accordance with the terms of his equity award agreement, the value of which was $1,036,182 based on the closing price of the Common Stock on July 29, 2016 of $16.84 per share; and

•
Accelerated vesting of all MSUs as of July 31, 2016 at the target award amount, in accordance with the terms of his equity award agreement, the value of which was $1,854,236 based on the closing price of the Common Stock on July 29, 2016 of $16.84 per share.

For purposes of his employment agreement, Mr. Slovenski's termination of employment was treated as a termination by the executive without good reason.

Alfred Lumsdaine, Former Chief Financial and Administrative Officer

Mr. Lumsdaine agreed to accept employment with Sharecare following the sale of the TPHS business after ensuring a successful transition of his duties at the Company, and his employment with the Company terminated on November 4, 2016. Mr. Lumsdaine received or is entitled to receive the following payments from the Company pursuant to the Lumsdaine Separation Agreement (in addition to all accrued and unpaid base salary and accrued group medical and life insurance benefits through the date of his separation):

•
Payments of $312,533 under the Company's 2016 short-term cash incentive program consisting of (i) a portion that was based upon his performance against individual performance objectives during the period beginning on January 1, 2016 and ending on June 30, 2016 and (ii) a pro rata portion of the Adjusted EBITDA Bonus based on his 2016 eligible earnings through his separation date, with the actual amount of such payment determined after the end of the 2016 fiscal year;

•	Accelerated vesting of all unvested portions of Mr. Lumsdaine's balance under the CAP as of July 31, 2016, the value of which was $30,461;

•
Accelerated vesting of all unexercisable time-based stock options as of July 31, 2016, the value of which was $240,127 based upon the difference between the closing price of the Common Stock on July 29, 2016 of $16.84 per share and the exercise price of such stock option, including only those stock options whose exercise price was below the market price of the Common Stock on July 29, 2016;

•	Accelerated vesting of all unvested time-based RSUs as of July 31, 2016, the value of which was $2,396,029 based on the closing price of the Common Stock on July 29, 2016 of $16.84 per share; and

•	Accelerated vesting of all MSUs as of July 31, 2016 at the target award amount, the value of which was $1,263,000 based on the closing price of the Common Stock on July 29, 2016 of $16.84 per share.

Sid Stolz, Former President, Network Solutions

On September 15, 2016, Mr. Stolz's employment as President, Network Solutions of the Company was terminated without cause under the terms of the employment agreement dated as of

October 27, 2015 between the Company and Mr. Stolz.  In connection with his departure and upon Mr. Stolz's execution of a full release of claims in favor of the Company, Mr. Stolz received or is entitled to receive the following payments and benefits from the Company (in addition to all accrued and unpaid base salary and accrued group medical and life insurance benefits through the date of his separation):

•
Severance payments of $820,000 payable in consecutive equal installments at regular payroll dates over 24 months from the date of termination (upon Mr. Stolz's execution of a full release of claims in favor of the Company);

•
Continuation of group medical benefits for 24 months from the date of termination (upon Mr. Stolz's execution of a full release of claims in favor of the Company), the estimated value of which is $16,217;

•
Payments of $229,212 under the Company's 2016 short-term cash incentive program consisting of (i) a portion that was based upon his performance against individual performance objectives during the period beginning on January 1, 2016 and ending on June 30, 2016 and (ii) a pro rata portion of the Adjusted EBITDA Bonus based on his 2016 eligible earnings through his separation date, with the actual amount of such payment determined after the end of the 2016 fiscal year;

•
Accelerated vesting of a pro rata portion of all unvested time-based RSUs based on the number of months that Mr. Stolz was employed during the vesting period (less any RSUs from the same award that have previously vested), the value of which was $469,618 based on the closing price of the Common Stock on September 15, 2016 of $24.67 per share;

•
Accelerated vesting of a pro rata portion of MSUs based on the number of months that Mr. Stolz was employed during the performance period multiplied by the number of MSUs that would have vested pursuant to the award agreement if the performance goals set forth in the award agreement that were achieved as of September 15, 2016 had in fact been achieved on the end date of the performance period, the value of which was $891,056 based on an achievement of 128% of the target award and the closing price of the Common Stock on September 15, 2016 of $24.67 per share; and

•	Accelerated vesting of all unvested portions of Mr. Stolz's balance under the CAP as of September 15, 2016, the value of which was $471.

Robert Dries

Mr. Dries left the Company in October 2016.  Pursuant to the terms of the Dries Separation Agreement and upon Mr. Dries' execution of a full release of claims in favor of the Company, he received severance in the amount of $86,538, which was paid in consecutive equal installments at regular payroll dates over 12 weeks following his separation date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Commission.  Officers, directors and greater than 10% stockholders are required by regulation of the Commission to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the Forms 3, 4 and 5 and amendments thereto and certain written representations furnished to us, we believe all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during 2016 and prior fiscal years.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the Commission's rules.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs, as described in this Proxy Statement, in accordance with the compensation disclosure rules of the Commission.  The vote is advisory, which means that the vote is not binding on the Company, the Board, or the Compensation Committee.  Although the vote is non-binding, the Compensation Committee and the Board value your opinions and will review the voting results in connection with their ongoing evaluation of our compensation philosophy and compensation decisions.

As described more fully under the "Compensation Discussion and Analysis" section beginning on page 24, the Compensation Committee sets and administers the policies that govern compensation of our executive officers, including:

•
Annually evaluating the performance of the CEO and other executive officers and determining the compensation level, including short- and long-term incentive compensation, for each such person based on this evaluation;

•	Reviewing any changes in executive officer incentive compensation plans and equity-based compensation plans; and

•	Reviewing and approving all equity-based compensation plans of the Company and granting equity-based awards pursuant to such plans.

The Compensation Committee seeks to assure that compensation paid to the executive officers is fair, reasonable and competitive, and is linked to increasing long-term stockholder value.  Only independent directors serve on the Compensation Committee.
The Compensation Committee believes that our compensation strategies are aligned with our compensation philosophy and Company culture, which places significant value on highly-performing individuals, and that those strategies are effective in promoting individual responsibility for collective long-term success. The Compensation Committee further believes that the design of our compensation strategy aligns employee behavior with our stockholders' interests.  Please see "Compensation Discussion and Analysis" beginning on page 24 for additional details about our executive compensation programs, including information about the 2016 and 2017 compensation of our NEOs.
We are asking our stockholders to vote on the following resolution:
RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company's Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table, and the other related tables and disclosures.

The Board recommends a vote FOR advisory approval of the resolution set forth above.

PROPOSAL NO. 3

ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast an advisory vote on whether advisory votes on executive compensation should be held every one, two, or three years. The vote is advisory, which means that the vote is not binding on the Company, the Board, or the Compensation Committee.  However, the Board will take into account the voting results when considering the frequency of future say-on-pay votes.  The Company has had a say-on-pay vote at each Annual Meeting of Stockholders since 2011, including a vote to be held at the 2017 Annual Meeting of Stockholders.

Although the Board recommends that the vote on executive compensation be taken every year, the Company's stockholders will be able to specify one of four choices for the frequency of the vote on executive compensation as follows: (i) one year, (ii) two years, (iii) three years, or (iv) abstain. Stockholders are not voting to approve or disapprove of the Board's recommendation.

The option of one year, two years or three years that receives the highest number of votes cast by the Company's stockholders will be the frequency for the advisory vote on executive compensation that has been selected by the Company's stockholders. However, because this vote is advisory and will not be binding on the Board or the Company, the Board may decide that it is in the best interests of the Company's stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by the Company's stockholders.

The Board of Directors recommends the selection of "one year" for the frequency with which stockholders are provided an advisory vote on executive compensation.

PROPOSAL NO. 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Under the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, including Rule 10A-3(b)(2) under the Exchange Act and Rule 5605(c)(3) of the NASDAQ listing standards, and our Audit Committee Charter, as amended, the Audit Committee has the sole responsibility and authority to appoint our independent auditors.  The Audit Committee, comprised of independent members of the Board, appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, to be our independent auditors for the fiscal year ending December 31, 2017.  Although ratification by stockholders is not a prerequisite to the Audit Committee's appointment of PricewaterhouseCoopers LLP, the Board considers the appointment of our independent registered public accounting firm to be an important matter of stockholder concern and therefore, as a matter of good corporate governance, requests stockholder ratification of this action.  In taking this action, the Audit Committee considered the qualifications of PricewaterhouseCoopers LLP, its independence with respect to the services to be performed and its qualifications and general adherence to professional auditing standards.  We have been informed that representatives of PricewaterhouseCoopers LLP plan to attend the 2017 Annual Meeting of Stockholders.  Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to questions by our stockholders.

If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee is not obligated to appoint other independent public accountants, but will reconsider the appointment.  However, even if the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee, in its discretion, may select a different independent public accountant at any time during fiscal 2017 if it determines that such a change would be in the best interests of us and our stockholders.

Each of the Audit Committee and the Board recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Principal Accounting Fees and Services

The aggregate fees billed for each of the last two fiscal years for professional services rendered to us by PricewaterhouseCoopers LLP are shown in the table below.

Type of Service	Fiscal Year Ended December 31, 2016	Fiscal Year Ended December 31, 2015
Audit Fees	$1,723,060	$1,120,191
Audit-Related Fees (1)	190,209	202,509
Tax Fees (2)	15,000	-
All Other Fees (3)	95,794	-
Total	$2,024,063	$1,322,700

(1)	Audit-related fees were made up of fees billed related to our SOC-2 report and the related readiness assessment work.
(2)	For the year ended December 31, 2016, tax fees included tax advisory services.
(3)	All Other Fees consist of fees for services other than services reported above. For the year ended December 31, 2016, this consisted of an information technology assessment.

The Audit Committee has considered and concluded that the provision of the non-audit services is compatible with maintaining auditor independence.

Policy Regarding Pre-Approval of Service Provided by Our Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures for pre-approving all audit and permissible non-audit services performed by our independent registered public accounting firm.  The Audit Committee may delegate its responsibility to pre-approve services to be performed by our independent registered public accounting firm to one or more of its members, but the Audit Committee may not delegate its pre-approval authority to management.

Under these policies, the Audit Committee pre-approves the use of audit and audit-related services following approval of our independent registered public accounting firm's engagement.  Tax and other non-audit services that are not prohibited services, provided that those services are routine and recurring services and would not impair the independence of our independent registered public accounting firm, may also be performed by our independent registered public accounting firm if those services are pre-approved by the Audit Committee.  Pre-approval fee levels for all services to be provided by our independent registered public accounting firm will be established periodically by the Audit Committee.  Our independent registered public accounting firm must provide detailed back-up documentation to the Audit Committee for each proposed service.  The Audit Committee has pre-approved all audit and audit-related services provided by our independent registered public accounting firm.

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed for any purpose, including for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section, or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

Audit Committee Report

The Audit Committee of the Board is composed of three directors who are independent directors as defined under applicable law and the NASDAQ listing standards.  The Board has determined that each of Mr. Shapiro, Mr. Laughlin and Dr. Hudson qualify as an "audit committee financial expert", as defined by the regulations of the Commission.  During fiscal 2016, the Audit Committee met eleven times.  In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting processes and our systems of internal control.  Management has primary responsibility for our financial statements and financial reporting process, including assessing the effectiveness of our internal control over financial reporting.  Our independent registered public accounting firm is responsible for planning and carrying out annual audits and quarterly reviews of our financial statements in accordance with standards established by the Public Company Accounting Oversight Board, expressing an opinion on the conformity of our audited financial statements with U.S. generally accepted accounting principles and auditing and reporting on the effectiveness of our internal control over financial reporting.

In discharging its oversight responsibility as to the audit process, the Audit Committee received the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding our independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with our independent registered public accounting firm such firm's independence. The Audit Committee meets with our independent registered public accounting firm with and without management present to discuss our internal control assessment process, management's assessment with respect thereto, our independent registered public accounting firm's evaluation of our system of internal control over financial reporting and the overall quality of our financial reporting.  The Audit Committee reviewed with our independent registered public accounting firm their fees, audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with our independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in

Public Company Accounting Oversight Board Auditing Standard No. 16, "Communications With Audit Committees", and discussed and reviewed the results of our independent registered public accounting firm's examination of the financial statements.

The Audit Committee reviewed and discussed our audited financial statements as of and for the fiscal year ended December 31, 2016 with management and our independent registered public accounting firm. The Audit Committee also reviewed and discussed the interim financial information contained in each quarterly earnings announcement and Quarterly Report on Form 10-Q with our Chief Financial Officer and our independent registered public accounting firm prior to public release of that information.  On several occasions during fiscal 2016, the Audit Committee reviewed with our independent registered public accounting firm and our internal audit department, management's processes to assess the adequacy of our internal control over financial reporting, the framework used to make the assessment, and management's conclusions on the effectiveness of our internal control over financial reporting.

Based on the above-mentioned review and discussions with management and our independent registered public accounting firm, the Audit Committee recommended to the Board that our audited financial statements be included in the Form 10-K for filing with the Commission.

The Board has adopted a Charter of the Audit Committee, which is available on our website at www.tivityhealth.com.  The Audit Committee reviews and reassesses the adequacy of the Charter annually.

Respectfully submitted,
Lee A. Shapiro, Chairman

Conan J. Laughlin

Peter A. Hudson, M.D.

Deadline for Submission of Stockholder Proposals to be Presented at the 2018 Annual Meeting of Stockholders

The 2018 Annual Meeting of Stockholders is expected to be held in May 2018, although this date may be subject to change. Stockholders' proposals will be eligible for consideration for inclusion in the Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act if such proposals are received by the Company at 701 Cool Springs Blvd., Franklin, Tennessee, 37067, addressed to the Secretary before the close of business on December 14, 2017.  Notices of stockholders' proposals (including nominations) submitted outside the processes of Rule 14a-8 will generally be considered timely (but not considered for inclusion in our Proxy Statement), pursuant to the advance notice requirement set forth in our bylaws, if such notices are filed with our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of this year's Annual Meeting of Stockholders (i.e., not earlier than January 25, 2018 and not later than February 24, 2018); provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. For proposals that are timely filed, the named proxies will retain discretion to vote proxies that we receive provided: (1) we include in our Proxy Statement advice on the nature of the proposal and how the named proxies intend to exercise their voting discretion and (2) the proponent does not issue a Proxy Statement. In order to curtail any controversy as to the date on which we received a proposal, we suggest that stockholders submit their proposals by certified mail, return receipt requested. Nothing in this paragraph shall be deemed to require us to include any stockholder proposal that does not meet all of the requirements for such inclusion established by the Commission at the time in effect.

Delivery of Form 10-K and Proxy Statement to Stockholders Sharing an Address

The Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies.  We and some brokers "household" proxy materials, delivering a single Notice of Internet Availability or a single set of the Form 10-K and Proxy Statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate Form 10-K and Proxy Statement, or if you are receiving multiple copies of the Form 10-K and Proxy Statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us, or our transfer agent, if you hold registered shares. You can notify us by sending a written request to Secretary, Tivity Health, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067, or by calling the Company at (615) 614-4929. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Form 10-K and Proxy Statement to a stockholder at a shared address to which a single copy of the Form 10-K and Proxy Statement was delivered.

Miscellaneous

It is important that proxies be returned promptly to avoid unnecessary expense.  Therefore, regardless of the number of shares of stock owned, stockholders who do not expect to attend in person are urged to date, sign and return the proxy promptly.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2016 MAY BE OBTAINED, WITHOUT CHARGE, BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT OR MADE AVAILABLE, UPON WRITTEN REQUEST TO SECRETARY, TIVITY HEALTH, INC., 701 COOL SPRINGS BOULEVARD, FRANKLIN, TENNESSEE 37067.  COPIES OF EXHIBITS FILED WITH THE FORM 10-K ALSO WILL BE AVAILABLE UPON WRITTEN REQUEST ON PAYMENT OF CHARGES APPROXIMATING THE COMPANY'S COST.

Date: April 13, 2017

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Tivity Health, Inc. C/O Computershare Investor Services P.O. Box 43078 Providence, RI 02940
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS   PROXY CARD   IS VALID  ONLY   WHEN  SIGNED  AND   DATED.

The Board of Directors recommends you vote FOR the following:
1. Election of Directors				The Board of Directors recommends you vote FOR the following proposal:
Nominees	For	Against	Abstain				For	Against	Abstain
1A Archelle Georgiou, M.D.	☐	☐	☐	2.	To consider and act upon a non-binding, advisory vote to approve compensation of the named executive officers as disclosed in the Proxy Statement.		☐	☐	☐
1B Robert J. Greczyn, Jr.	☐	☐	☐
1C Peter A. Hudson, M.D.	☐	☐	☐	The Board of Directors recommends you vote 1 YEAR on the following proposal:
1D Bradley S. Karro	☐	☐	☐			3 years	2 years	1 year	Abstain
1E Paul H. Keckley, Ph.D.	☐	☐	☐	3.	To consider and act upon a non-binding, advisory vote on the frequency of future advisory votes to approve compensation of the named executive officers.	☐	☐	☐	☐
1F Conan J. Laughlin	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:
1G Lee A. Shapiro	☐	☐	☐				For	Against	Abstain
1H Donato J. Tramuto	☐	☐	☐	4.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year ending December 31, 2017.		☐	☐	☐
1I Kevin G. Wills	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report on Form 10-K for 2016 and the Notice & Proxy Statement are available at www.proxyvote.com

TIVITY HEALTH, INC. This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on May 25, 2017.
The undersigned hereby appoints Donato Tramuto and Glenn Hargreaves, or either of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown on the reverse side of this proxy at the Annual Meeting of Stockholders of Tivity Health, Inc. to be held at Tivity Health, Inc. Corporate Office, 701 Cool Springs Boulevard, Franklin, Tennessee 37067, on May 25, 2017, at 8:30 a.m., central daylight time, and any adjournments or postponements thereof.
This proxy, when properly executed,will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.
Continued and to be signed on reverse side